Form 10-K405, Exhibit 13
period 1997-12-31
SANDWICH BANCORP INC
filed 1998-03-30
CIK 865291

                                                                      Exhibit 13

                                                1997
                                                ANNUAL
                                                REPORT


[LOGO OF SANDWICH BANCORP, INC. AND PICTURE OF BANK'S MAIN OFFICE APPEARS HERE]

     Financial Highlights
     Stockholder Letter
     Minding Our Business
     Selected Consolidated Financial Data
     Management's Discussion and Analysis
     Independent Auditors' Report
     Consolidated Financial Statements
     Notes to Consolidated Financial Statements
     Officers and Directors
     Stockholder Information


Profile

     Sandwich Bancorp, Inc. is a Massachusetts based single-bank holding company. Its primary subsidiary is The Sandwich Co-operative Bank, a state chartered financial institution which converted to stock ownership in July 1986. Organized in 1885, the Bank serves Cape Cod and adjacent communities.

          The primary business of the Bank is to acquire funds in the form of deposits and use the funds to make mortgage loans for the construction, purchase and refinancing of residential properties, and to make small business loans in its market area. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC) and the Federal Home Loan Bank (FHLB).

          Sandwich Co-operative Bank has eleven full service banking offices in Buzzards Bay, Cedarville, Chatham, Falmouth, Hyannis, Orleans, Pocasset, Sandwich, South Sandwich, South Yarmouth and Wareham, and a loan office in Plymouth.



Mission Statement

     Our Mission Statement is posted in each banking office and in the Board of Directors Room so that everyone connected with the Bank is aware of what the organization is striving for:

 At Sandwich Co-operative Bank our mission is to remain a viable and profitable independent community bank providing the highest possible level of service and value to our customers and stockholders.

FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------


(Dollars in thousands, except share data)

                                                       At December 31,
                                                 --------------------------
Balance Sheets                                         1997           1996    Change
                                                 ----------     ----------   --------
Total assets                                       $518,697       $464,555   +   11.7%
Investment securities (short & long-term)           110,673        113,596   -    2.6
Loans, net                                          366,642        317,103   +   15.6
Real estate acquired by foreclosure                     596            465   +   28.2
Core deposit intangible                               1,459          1,966   -   25.8
Deposits                                            423,014        388,249   +    9.0
Borrowed funds                                       45,601         32,073   +   42.2
Stockholders' equity                                 42,014         38,633   +    8.8

Shares outstanding                                    1,942          1,902   +    2.1
Book value per share                                 $21.63         $20.31   +    6.5
Tangible book value per share                         21.17          19.67   +    7.6


                                                    Twelve months ended
                                                        December 31,
                                                 --------------------------
Operations                                           1997           1996      Change
                                                 ----------     ----------   --------
Net interest and dividend income                    $17,595        $16,517   +    6.5%
Provision for loan losses                               750            265   +  183.0
Net income                                            4,860          4,137   +   17.5


Per Share Data
Basic earnings per share                              $2.54          $2.20   +   15.5%
Diluted earnings per share                             2.45           2.13   +   15.0

                                                At or for the twelve months
                                                      ended December 31,
                                                ---------------------------
Other Data                                             1997           1996    Change
                                                -----------     ----------   --------
Interest rate spread                                   3.12%          3.38%  -    7.7%
Net interest margin                                    3.71           3.94   -    5.8
Return on average assets                               0.98           0.94   +    4.3
Return on average stockholders' equity                12.49          11.47   +    8.9
Equity to assets ratio                                 8.10           8.32   -    2.6

                              STOCKHOLDER  LETTER


Dear Stockholder:

Fiscal year 1997 was a record year for the Bank and its newly formed holding company, Sandwich Bancorp, Inc. The staff did a remarkable job to ensure that we obtained our share of the business available from a growing economy. By taking full advantage of what was a strong local market, we were able to exceed our internal projections for new deposits and loans, as well as for net income.

For the twelve months ended December 31, 1997, net income increased 18% to $4.9 million, or $2.45 per share, compared to $4.1 million, or $2.13 per share, for the comparable period in 1996. Deposits grew by 9% and net loans by 16%.

The Company's return on equity was a respectable 12.49% and our return on assets was 0.98%. Book value per share increased from $20.31 to $21.63 at year's end. During 1997 we also continued our policy of paying out approximately 50% of our earnings in dividends. Stockholders received $1.25 in cash dividends in 1997, compared to $1.05 in 1996.

This year's examination by the Banking Department of the Commonwealth of Massachusetts resulted in our retaining an "Outstanding" Community Reinvestment Act (CRA) rating once again. We take great pride in earning this excellent rating. Over the past seven years we have had five CRA examinations - three by the Commonwealth and two by the Federal Deposit Insurance Corporation (FDIC). Each review rated the Bank's performance as "Outstanding," the highest achievable category. Meeting the credit needs of the total community has been good business, and it has been particularly rewarding to our staff and Directors.

If you are a long-term stockholder, you are probably aware of the Company's Mission Statement, which declares our objective of remaining a viable and profitable independent community bank providing the highest possible level of service and value to our customers and stockholders. As I write this message and reflect upon the past 112 years of the Bank's history - including my personal tenure here over the past two decades - I am convinced that the Company has met that mission well. It has always been a viable institution and it has been been profitable (with only one exception) every year in recent history. We have always been a "Community Bank" in the best sense of anyone's definition, striving to provide the highest level of service and value to our customers and-as a public company for the past 12 years - to our stockholders.

As you may know, on March 23, 1998, the Company entered into an agreement providing for the merger of the Company with The 1855 Bancorp, the parent company for CompassBank for Savings of New Bedford, Massachusetts, thereby ending its long-standing independence. You might wonder why, after completing such a successful year, the Bancorp's Directors would entertain such a transaction. The answer to that question can be found in our Mission Statement "
 ... providing the highest level of value to our stockholders."

The past year was not only a record year for Sandwich Bancorp and Sandwich Co-operative Bank, it was a record year for the stock market and for the market value of publicly traded banks, as well. The Directors' recommendation that the Bank be acquired in 1998 is an expression of their conviction that now is the optimal time to enter into such a transaction. The recommendation is based on their strong belief that a merger at this time is in the best interest of the Bank's stockholders and its stakeholders. They have worked hard to structure an agreement that will result in an on-going institution that will provide the best possible opportunities for our employees, our customers, and the communities we serve, while meeting their fiduciary responsibility to stockholders.

While the name over the door will change, the legacy of Sandwich Co-operative Bank will hopefully live on in the minds of all of those associated with this institution over the years--and the spirit of Sandwich Co-operative Bank will be passed on to become an integral part of a new entity whose mission will be to continue to provide a high level of value to customers and the community.

I am honored to have been associated with this organization. The Board of Directors joins me in thanking our employees, customers and stockholders whose dedication, loyalty and support over the years have made the Bank what it is today.

Sincerely,

Frederic D. Legate
President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

(Dollars in thousands, except share data)

                                                                         At December 31,
                                                    ---------------------------------------------------------
Balance Sheets                                            1997       1996       1995   1994 (1)     1993 (1)
                                                          ----       ----       ----   --------     --------
Total assets                                          $518,697   $464,555   $426,515   $408,282     $328,746
Investment securities                                  110,572    112,960    115,238    121,425       89,793
Loans                                                  370,742    320,844    274,095    253,985      210,618
Allowance for loan losses                               (4,100)    (3,741)    (3,674)    (3,255)      (2,983)
Real estate acquired by foreclosure                        596        465        367        969        2,867
Core deposit intangible                                  1,459      1,966      2,550      3,210        1,963
Deposits                                               423,014    388,249    377,973    358,009      279,965
Borrowed funds                                          45,601     32,073      8,148     12,865       14,300
Stockholders' equity                                    42,014     38,633     35,744     32,819       31,197

Shares outstanding                                       1,942      1,902      1,840      1,828        1,823
Book value per share                                    $21.63     $20.31     $19.43     $17.95       $17.11
Tangible book value per share                            21.17      19.67      18.57      16.90        16.04


                                                                   Years ended December 31,
                                                    ------------------------------------------------------
Operations                                                1997       1996       1995   1994 (2)     1993 (2)
                                                          ----       ----       ----   --------     --------
Interest and dividend income                           $35,917    $32,309    $30,673   $ 24,077      $20,128
Interest expense                                        18,322     15,792     14,833     10,572        9,245
                                                       -------    -------    -------   --------      -------
  Net interest and dividend income                      17,595     16,517     15,840     13,505       10,883
Provision for loan losses                                 (750)      (265)      (597)      (340)        (478)
Gain on sale of branch deposits                             -          -         214         -            -
Gain on sale of loans                                      175        250         40        194          458
Gain on sales of investment securities, net                 55         -          -           6          107
Mortgage loan servicing fees                               250        252        248        224          158
Foreclosed property expense                                 (1)       (46)      (152)      (173)        (819)
Loss on writedown of real estate held for investment        -          -        (305)       (91)          -
SAIF special assessment expense                             -        (280)        -          -            -
Other non-interest income                                2,241      2,337      2,216      1,807       1,748
Other non-interest expense                             (12,225)   (12,007)   (11,899)   (11,152)    (10,165)
                                                       -------    -------    -------   --------      -------
        Income before income taxes                       7,340      6,758      5,605      3,980       1,892
Income tax expense                                       2,480      2,621      2,169      1,396         241
                                                       -------    -------    -------   --------      -------
        Net income                                     $ 4,860    $ 4,137    $ 3,436    $ 2,584      $ 1,651
                                                       =======    =======    =======   ========      =======

Per Share Data
Basic earnings per share                                 $2.54      $2.20      $1.87      $1.41       $0.91
                                                       =======    =======    =======   ========      =======
Diluted earnings per share                               $2.45      $2.13      $1.82      $1.38       $0.90
                                                       =======    =======    =======   ========      =======
Average basic shares outstanding                         1,913      1,881      1,840      1,828       1,823
Average diluted shares outstanding                       1,986      1,940      1,891      1,876       1,840

Cash dividends declared per share                        $1.25      $1.05      $0.70      $0.29       $0.00


                                                                   At or for the years ended
                                                                          December 31,
                                                    -----------------------------------------------------
Other Data                                                1997       1996       1995     1994        1993
                                                          ----       ----       ----     ----        ----
Interest rate spread                                      3.12%      3.38%      3.51%    3.42%       3.54%
Net interest margin                                       3.71       3.94       3.98     3.83        3.66
Return on average assets                                  0.98       0.94       0.81     0.69        0.52
Return on average stockholders' equity                   12.49      11.47      10.21     7.92        5.40
Equity to assets ratio                                    8.10       8.32       8.38     8.04        9.49
Dividend payout ratio (3)                                49.24      47.84      37.49    20.51           -

(1)  Includes the assets and liabilities acquired in branch office purchases.
(2)  Includes income and expense generated by acquired branch offices.
(3) Dividend payout ratio is calculated by dividing cash dividends declared by net income.

At December 31, 1996, the Bank's total assets were $464,555,000 as compared to $426,515,000 at December 31, 1995. The increase was largely attributable to an increase in loan production throughout 1996 offset by a decrease in the Bank's investment portfoliPamela J. ButtrickFinancial Printing GroupAt December 31, 1997, the Company's total assets were $518,697,000 as compared to $464,555,000 at December 31, 1996, an increase of $54,142,000 or 11.7%. The increase is largely attributable to an increase in loan production throughout 1997 offset by a decrease in the Company's investment portfolio, including investment securities held to maturity and available for sale. Total cash and cash equivalents at December 31, 1997 totaled $15,967,000 compared to $11,718,000 at December 31, 1996, an increase of $4,249,000. The Company's investment portfolio, including other short-term investments, investment securities available for sale and investment securities held to maturity, decreased approximately $2,923,000 to $110,673,000. Maturities on investment securities and cash flow from collateralized mortgage obligations (CMOs) were reinvested into loans. The continuing improvement in the New England and local real estate markets has had a positive impact on the Company's loan portfolio. As evidence of this, the Company's loan portfolio, net of allowance for loan losses, increased approximately $49,539,000 or 15.6% to $366,642,000, through loan originations and purchases offset by principal amortization and early payoffs.

  Deposits totaled $423,014,000 at December 31, 1997 compared to $388,249,000 at December 31, 1996, an increase of $34,765,000 or 9.0%. Borrowings totaled $45,601,000 at December 31, 1997 compared to $32,073,000 at December 31, 1996, an increase of $13,528,000 due to an increase in advances from the Federal Home Loan Bank of Boston used to finance loan originations, loan purchases and the purchase of investment securities.

  Non-performing assets, which include non-accrual loans and real estate acquired by foreclosure (OREO) decreased $374,000, from $4,551,000 at December 31, 1996, to $4,177,000 at December 31, 1997. At December 31, 1995, non-
performing assets totaled $5,038,000. Non-accrual loans decreased by $505,000, from $4,086,000 at December 31, 1996, to $3,581,000 at December 31, 1997. Other
real estate owned, however, increased by $131,000, from $465,000 at December 31, 1996, to $596,000 at December 31, 1997.

  The Company's results of operations are affected by interest rate levels, the amount of non-performing assets, the health of the real estate sector of the economy, investment securities transactions and seasonal trends. At December 31, 1997, non-performing assets totaled $4,177,000 or 0.81% of total assets, of which $3,319,000 are residential properties, $560,000 are investment properties, and the balance reflects other land loans and properties.

  Management anticipates continued stability in the economy in 1998. However, the local real estate market continues to represent a risk to the Company's loan portfolio and could result in an increase in, and reduced values of, properties acquired by foreclosure. Accordingly, higher provisions for loan losses and foreclosed property expense may be required should economic conditions worsen or the levels of the Company's non-performing assets increase. Management continues to engage experienced outside consultants to assist in loan reviews in an effort to minimize risk and control exposure.

Results of Operations

Comparison of years ended December 31, 1997 and December 31, 1996

General

Net income for the year ended December 31, 1997 amounted to $4,860,000 compared with net income of $4,137,000 for the year ended December 31, 1996. The principal reason for the increase was improvement in net interest and dividend income, resulting from growth in the residential loan portfolio. Additionally, non-interest expense decreased as no provision for the special, one-time deposit insurance assessment from the Savings Association Insurance Fund ("SAIF") was incurred in the 1997 period. Decreases in net gains realized on the sale of loans in the secondary market and decreases in service charges also occurred for the year ended December 31, 1997. The Company's operating results depend largely upon its net interest margin which is the difference between the income earned on loans and investments, and the interest expense paid on deposits and borrowings, divided by total interest earning average assets. The net interest margin is affected by the economic and market factors which influence interest rates, loan demand and deposit flows. The interest rate margin decreased to 3.71% for the year ended December 31, 1997, from 3.94% for the year ended December 31, 1996.

  Trends in the real estate market locally and in New England impact the Company because of its real estate loan portfolio. If the local and New England real estate markets show signs of weakness, additional provisions for loan losses may be necessary in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on information available at the time of their review.

Average Balance Sheets and Net Interest and Dividend Income

The following table sets forth certain information relating to the Company's average balance sheets, including interest-earning assets, interest-bearing liabilities and net interest income:

        (Dollars in thousands)                                          Years ended December 31,
                                                     1997                          1996                          1995
                                                   --------                      --------                      --------
                                                   Interest                      Interest                      Interest
                                         Average   earned/   Yield/    Average   earned/   Yield/    Average   earned/   Yield/
                                         balance     paid     Rate     balance     paid     Rate     balance     paid     Rate
                                        ---------  --------  -------  ---------  --------  -------  ---------  --------  -------
Assets
Interest-earnings assets:
Short-term investments                  $  6,467    $   304    4.70%  $  5,160    $   234    4.53%  $ 12,933    $   709    5.48%

Investment securities
  available for sale                      12,995        758    5.83     24,236      1,512    6.24     29,246      1,719    5.88
Investment securities
  held to maturity                       104,211      6,575    6.31     93,398      5,833    6.25     92,676      6,027    6.50
                                        --------    -------           --------    -------           --------    -------
Total investment
  securities (1)                         117,206      7,333    6.26    117,634      7,345    6.24    121,922      7,746    6.35

   Total loans (2)                       349,028     28,205    8.08    295,228     24,680    8.36    262,952     22,218    8.45
Other earning assets                       1,988         75    3.77      1,657         50    3.02          0          0    0.00
                                        --------    -------           --------    -------           --------    -------

   Total interest-earnings assets        474,689     35,917    7.57    419,679     32,309    7.70    397,807     30,673    7.71
                                                    -------                       -------                       -------
Allowance for loan losses                 (3,839)                       (3,635)                       (3,412)
                                        --------                      --------                      --------
Total interest-earning assets less
  allowance for loan losses              470,850                       416,044                       394,395
Other assets                              25,683                        25,214                        27,369
                                        --------                      --------                      --------
   Total assets                         $496,533                      $441,258                      $421,764
                                        ========                      ========                      ========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Savings accounts                      $154,856      3,588    2.32   $158,071      3,660    2.32   $171,197      4,338    2.53
  Certificates of deposit                205,710     11,754    5.71    186,776     10,973    5.87    171,431      9,940    5.80
                                        --------    -------           --------    -------           --------    -------
    Total interest-bearing
      deposits                           360,566     15,342    4.25    344,847     14,633    4.24    342,628     14,278    4.17
  Borrowed funds                          51,241      2,980    5.82     20,999      1,159    5.52     10,423        555    5.32
                                        --------    -------           --------    -------           --------    -------
    Total interest-bearing
      liabilities                        411,807     18,322    4.45    365,846     15,792    4.32    353,051     14,833    4.20
                                                    -------                       -------                       -------
  Non-interest bearing deposits           40,852                        36,415                        32,450
  Other liabilities                        4,971                         2,929                         2,622
                                        --------                      --------                      --------
    Total liabilities                    457,630                       405,190                       388,123
                                        --------                      --------                      --------
Stockholders' equity                      38,923                        36,068                        33,641
                                        --------                      --------                      --------
  Total liabilities and
    stockholders' equity                $496,553                      $441,258                      $421,764
                                        ========                      ========                      ========
Net interest income                                 $17,595                       $16,517                       $15,840
                                                    =======                       =======                       =======
Interest rate spread                                           3.12%                         3.38%                         3.51%
                                                               ====                          ====                          ====
Net interest margin (3)                                        3.71%                         3.94%                         3.98%
                                                               ====                          ====                          ====

(1) Investment securities are shown at average amortized cost.
(2) Loans on non-accrual status are included in the average balance.
(3) Net interest income before provision for loan losses divided by total interest-earning average assets.

Interest and Dividend Income

Interest and dividend income increased by $3,608,000 or 11.2% to $35,917,000 for the year ended December 31, 1997 when compared to the year ended December 31, 1996. Interest on loans increased $3,525,000 or 14.3% as a result of an increase in the average balance outstanding of $53,800,000, and a decrease in non-accrual loans, partially offset by a decrease in the average rate earned on the portfolio from 8.36% in 1996 to 8.08% in 1997. Interest and dividends on investment securities and other short-term investments increased by $58,000 or 0.8%.

  Non-accrual loans decreased $505,000 to $3,581,000 when compared to the year ended December 31, 1996 balance of $4,086,000. Restructured loans at December 31, 1997 amounted to approximately $105,000 compared to the December 31, 1996 balance of $258,000. Typically, restructured loans are restructured to provide either a reduction of the interest on the loan principal or an extension of the loan maturity.

  The following table presents changes in interest and dividend income, interest expense and net interest and dividend income which are attributable to changes in the average amounts of interest-earning assets and interest-bearing liabilities outstanding and/or to changes in the rates earned or paid thereon.


    (Dollars in thousands)           YEARS ENDED DECEMBER 31,         Years ended December 31,
                                 --------------------------------  ------------------------------
                                  1997           vs.        1996      1996      vs.       1995
                                 --------------------------------  ------------------------------
                                         CHANGES DUE TO                    Changes due to
                                      INCREASE/(DECREASE)                 increase/(decrease)
                                      -------------------                 -------------------
                                                           RATE/                                   Rate/
                                 TOTAL   VOLUME    RATE   VOLUME    Total     Volume      Rate     Volume
                                 ------  -------  ------  -------  -------  ----------  --------  --------
Interest and dividend income:
  Total loans                    $3,525   $4,498  $(827)   $(146)  $2,462      $2,727     $(237)    $ (28)
  Investments                        58       54     12       (8)    (876)       (756)     (135)       15
  Other earning assets               25       10     13        2       50           0         0        50
                                 ------   ------  -----    -----   ------      ------     -----     -----
  Total interest and
     dividend income              3,608    4,562   (802)    (152)   1,636       1,971      (372)       37
                                 ------   ------  -----    -----   ------      ------     -----     -----
Interest expense:
  Deposits                          709      666     34        9      355          93       240        22
  Borrowed funds                  1,821    1,669     63       89      604         555        21        28
                                 ------   ------  -----    -----   ------      ------     -----     -----
  Total interest expense          2,530    2,335     97       98      959         648       261        50
                                 ------   ------  -----    -----   ------      ------     -----     -----
  Net interest and
     dividend income             $1,078   $2,227  $(899)   $(250)  $  677      $1,323     $(633)    $ (13)
                                 ======   ======  =====    =====   ======      ======     =====     =====

Interest Expense

Total interest expense increased $2,530,000 to $18,322,000 for the year ended December 31, 1997, from $15,792,000 for the year ended December 31, 1996. Interest expense from deposits increased by $709,000 or 4.8%. The rise reflects the increase in average interest-bearing deposits balance outstanding of $15,719,000. Interest expense from borrowed funds increased $1,821,000 primarily due to an increase in the average balance outstanding of $30,242,000. Interest rates on interest-bearing deposits and borrowed funds for the year ended December 31, 1997 increased to 4.45% from 4.32% when compared to 1996.

Provision for Loan Losses

The provision for loan losses charged to earnings amounted to $750,000 and $265,000 for the years ended December 31, 1997 and 1996, respectively. The Company increased its provision for loan losses for the year ended December 31, 1997 as compared to the year ended December 31, 1996 as a result of the overall increase in the loan portfolio and an increase in specific loan charge-offs. Non-accrual loans as a percentage of total loans outstanding were 0.97% at December 31, 1997 and 1.27% at December 31, 1996. As of December 31, 1997 and 1996, the Company had identified $200,000 and $584,000, respectively, of potential problem loans. Management's analysis of the loan portfolio considers risk elements by loan category, and also the prevailing economic climate and anticipated future uncertainties. Future adjustments to the allowance for loan losses may be necessary if economic conditions differ substantially from assumptions used in performing the analysis, or the levels of the Company's non-performing assets increase significantly.

(Dollars in thousands)                        DECEMBER 31,   December 31,   December 31,
                                                 1997           1996           1995
                                             -------------  -------------  -------------
Non-accrual loans:
 Mortgage loans                                    $3,283         $3,521         $4,238
 Other loans                                          298            565            433
                                                   ------         ------         ------
     Total non-accrual loans                        3,581          4,086          4,671
 OREO                                                 596            465            367
                                                   ------         ------         ------
     Total non-performing assets                   $4,177         $4,551         $5,038
                                                   ======         ======         ======
Non-accrual loans as a percentage of:
     Total loans receivable                          0.97%          1.27%          1.70%
                                                   ======         ======         ======
     Total assets                                    0.69%          0.88%          1.10%
                                                   ======         ======         ======
Non-performing assets as a percentage of:
     Total assets                                    0.81%          0.98%          1.18%
                                                   ======         ======         ======

  For further information on non-accrual loans and the provision for loan losses, see notes 4 and 5 of notes to consolidated financial statements. Non-Interest Income

Non-interest income decreased $118,000 for the year ended December 31, 1997 compared to the 1996 period. The decrease was mainly the result of a decline of $94,000 in service charges along with a decrease in gain on sale of loans of $75,000, partially offset by a $55,000 increase in gains on sales of investment securities, net. The decrease in gain on sale of fixed rate loans in the secondary market was due to less favorable market interest rates during the year 1997. The decrease in service charges resulted from an overall decrease in fees received for checking account services the Company provides to its customers.

Non-Interest Expense

Total non-interest expense consists of salaries and employee benefits, occupancy and equipment, FDIC deposit insurance, advertising, data processing service fees, foreclosed property expense, amortization of core deposit and other intangibles, and other expenses. Also included are the costs of carrying and administering non-performing loans.

  Non-interest expense decreased as no provision for the special, one-time deposit insurance assessment from SAIF was incurred in 1997, while a $280,000 provision was incurred in 1996.

Income Taxes

The Company recognized income tax expense of $2,480,000 for the year ended December 31, 1997 and $2,621,000 in the comparable period of 1996. Both these amounts differ from the expected tax expense of 34% of income before income taxes. The major reasons for these variances relate to state income tax expense (net of the federal tax benefit), tax exempt income, dividend received deduction and changes in the valuation allowance for deferred income taxes. Factors such as the Company's earnings and equity securities gains or losses will affect income taxes recorded in the financial statements. At December 31, 1997, the Company had a net deferred income tax asset of $2,948,000, which is net of the valuation allowance of $56,000. Management establishes a valuation allowance when it is more likely than not that some portion of the gross deferred income tax assets will not be realized. The valuation allowance at year end applies principally to the tax effect of the state income tax benefit attributable to the gross deductible temporary differences. The primary sources of recovery of the deferred tax assets are taxes paid that are available for carry back of $6,100,000 in 1997, 1996 and 1995, and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income.

  During the fourth quarter of 1997, the Company implemented two tax strategies in order to recognize the benefit of net, unused capital loss carryforwards that were due to expire on December 31, 1997. The Company entered into a sale/leaseback agreement with a third party for three of its offices. In addition, the Company sold equity securities that were maintained in a Grantors Trust in order to generate capital gains. The combination of these two transactions allowed the Company to recognize a $576,000 benefit through a reduction in the deferred tax asset valuation allowance.

Comparison of years ended December 31, 1996 and December 31, 1995

General

Net income for the year ended December 31, 1996 amounted to $4,137,000 compared with net income of $3,436,000 for the year ended December 31, 1995. The principal reasons for the increase were increased net interest and dividend income, increased gains realized on the sale of loans and a decrease in provisions for loan losses and FDIC deposit insurance expense, partially offset by increases in other non-interest expenses and a special one-time deposit insurance assessment from the Savings Association Insurance Fund ("SAIF"). The Bank's operating results depend largely upon its net interest margin which is the difference between the income earned on loans and investments, and the interest expense paid on deposits and borrowings, divided by total interest earning average assets. The net interest margin is affected by the economic and market factors which influence interest rates, loan demand and deposit flows. The interest rate margin decreased to 3.94% for the year ended December 31, 1996, from 3.98% for the year ended December 31, 1995.

Interest and Dividend Income

Interest and dividend income increased by $1,636,000 or 5.3% to $32,309,000 for the year ended December 31, 1996 when compared to the year ended December 31, 1995. Interest on loans increased $2,462,000 or 11.1% as a result of an increase in the average balance outstanding of $32,276,000, and a decrease in non-accrual loans, partially offset by a decrease in the average rate earned on the portfolio from 8.45% in 1995 to 8.36% in 1996. Interest and dividends on investment securities and other short-term investments decreased by $826,000 or 9.8% as a result of the decrease in the average balance outstanding to $122,794,000 and a decrease in the yield on investment securities to 6.17% for the year ended December 31, 1996, as compared to 6.27% for the year ended December 31, 1995.

Interest Expense

Total interest expense increased $959,000 to $15,792,000 for the year ended December 31, 1996, from $14,833,000 for the year ended December 31, 1995. Interest expense from deposits increased by $355,000 or 2.5%. The rise reflects the increase in average deposits balance outstanding of $2,219,000, along with an increase in market interest rates over the period. Interest expense from borrowed funds increased $604,000 primarily due to an increase in the average balance outstanding of $10,576,000, and an increase in the interest rates over the period. Interest rates on deposits and borrowed funds for the year ended December 31, 1996 increased to 4.32% from 4.20% when compared to 1995.

Provision for Loan Losses

The provision for loan losses charged to earnings amounted to $265,000 and $597,000 for the years ended December 31, 1996 and 1995, respectively. The Bank decreased its provision for loan losses for the year ended December 31, 1996 as compared to the year ended December 31, 1995 due to a decline in specific loan charge-offs. Non-accrual loans as a percentage of total loans outstanding were 1.27% at December 31, 1996 and 1.70% at December 31, 1995. As of December 31, 1996 and 1995, the Bank had identified $584,000 and $349,000, respectively, of potential problem loans. Management's analysis of the loan portfolio considers risk elements by loan category, and also the prevailing economic climate and anticipated future uncertainties. Future adjustments to the allowance for loan losses may be necessary if economic conditions differ substantially from assumptions used in performing the analysis, or the levels of the Bank's non-performing assets increase significantly.

Non-Interest Income

Non-interest income increased $121,000 for the year ended December 31, 1996 compared to the 1995 period. The increase was mainly the result of the increase in gain on sale of loans of $210,000, along with an increase of $41,000 in service charges, partially offset by a decrease of $214,000 in gain on sale of branch deposits. The increase in gain on sale of loans was due to favorable market interest rates during the year 1996 and the recording of the value of the mortgage loan servicing rights. The increase in service charges resulted from the overall increases in fees for services the Bank provides to its customers.

Non-Interest Expense

Total non-interest expense consists of salaries and employee benefits, occupancy and equipment, FDIC deposit insurance, advertising, data processing service fees, foreclosed property expense, amortization of core deposit and other intangibles and other expenses. Also included are the costs of carrying and administering non-performing assets.

  The slight decrease in non-interest expense for the year when compared to the prior period is attributed primarily to decreases in FDIC deposit insurance, foreclosed property expense and amortization of core deposit intangible, offset partially by increases in salaries and employee benefits and occupancy and equipment, and the one-time special assessment of $280,000 on SAIF-assessable deposits.

Income Taxes

The Bank recognized income tax expense of $2,621,000 for the year ended December 31, 1996 and $2,169,000 in the comparable period of 1995. Both these amounts differ from the expected tax expense of 34% of income before income taxes. The major reasons for these variances relate to state income tax expense (net of the federal tax benefit), tax exempt income, dividend received deduction and changes in the valuation allowance for deferred income taxes. Factors such as the Bank's earnings and equity securities gains or losses will affect income taxes recorded in the financial statements. At December 31, 1996, the Bank had a net deferred income tax asset of $2,469,000, which is net of the valuation reserve of $632,000. Management establishes a valuation reserve when it is more likely than not that some portion of the gross deferred income tax asset will not be realized. The valuation reserve at year end applies principally to the tax effect of the capital loss carryforward and the state income tax benefit attributable to the gross deductible temporary differences. The primary sources of recovery of the deferred tax asset are taxes paid that are available for carry back of $5,400,000 in 1996, 1995 and 1994, and the expectation that the deductible temporary differences will reverse during periods in which the Bank generates taxable income.

Asset and Liability Management and Market Risk

The Company's pre-tax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of money, consisting primarily of interest paid on savings deposits, FHLB advances and other borrowings. Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on its interest-earning assets and rates paid on its interest-bearing liabilities and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rates spread will generate net interest income. Thrift institutions have traditionally used interest rate spreads as a measure of net interest income. Another indicator of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets.

  Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, security investments, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

  The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes on the Company's net interest income and capital, while adjusting the Company's rate-sensitive asset and liability structure to obtain the maximum net yield on that structure. The Company relies primarily on this structure to control interest rate risk. However, a sudden and substantial shift in interest rates may adversely impact the Company's earnings to the extent that the interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities do not change at the same frequency, to the same extent or on the same basis.

  A method used by the Company to measure the interest rate risk exposure is the interest rate sensitivity "GAP", which is the difference between assets and liabilities subject to rate change over specific time periods. There are limitations to GAP analysis. However, as rates on different assets and liabilities may not move to the same extent in any given time period, competition may affect the ability of the Company to change rates on particular loan or deposit products. The following table discloses the Company's interest-sensitive financial instruments, categorized by expected maturity and their fair values at December 31, 1997. Market risk sensitive instruments are generally defined as on- and off-balance sheet and other financial instruments.

  The following table presents the Company's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at December 31, 1997. In addition the table indicates the Company's sensitivity gap at various periods and the ratio of the Company's interest-earning assets to interest-bearing liabilities at various periods. Term certificates are based upon contractual maturities.

                                                            Over One    Over Three   Over Five     Over
                                               One Year     Through       Through     Through      Ten
                                               or less    Three Years   Five Years   Ten Years     Years      Total
                                              ----------  ------------  -----------  ----------  ---------  ----------
                                                                       (Dollars in thousands)
Interest-earning assets:
 Short-term investments, investment
  securities held to maturity and
  investment securities available for sale     $ 71,379      $ 34,973     $     32    $ 10,307   $     --    $116,691
 Residential                                    101,623        66,312       68,511       7,193      5,272     248,911
 Commercial real estate                          44,975        17,286          153         111         54      62,579
 Construction and land loans                     13,384         6,378       11,850          23         --      31,635
 Other loans                                     20,230         3,029        2,602         709      1,047      27,617
                                               --------      --------     --------    --------   --------    --------
  Total                                        $251,591      $127,978     $ 83,148    $ 18,343   $  6,373    $487,433
                                               ========      ========     ========    ========   ========    ========
Interest-bearing liabilities:
 Money market accounts                         $100,825      $     --     $     --    $     --   $     --    $100,285
 NOW and Super NOW (1)                               --            --           --          --     44,075      44,075
 Regular savings accounts (1)                        --            --           --          --     24,345      24,345
 Certificates of deposit                        134,958        77,230        6,572          17         --     213,777
 Borrowed funds                                  34,000        11,000           --          --        601      45,601
                                               --------      --------     --------    --------   --------    --------
  Total                                        $269,783      $ 83,230     $  6,572    $     17   $ 69,021    $428,623
                                               ========      ========     ========    ========   ========    ========
Interest sensitivity gap                       $(18,192)     $ 44,748     $ 76,576    $ 18,326   $(62,648)   $ 58,810
                                               ========      ========     ========    ========               ========
Cumulative interst sensitivity gap             $(18,192)     $ 26,556     $103,132    $121,458   $ 58,810    $ 58,810
                                               ========      ========     ========    ========   ========    ========
Interest sensitivity gap/total assets            (3.51)%         8.63%       14.76%       3.53%   (12.08)%      11.34%
                                               ========      ========     ========    ========   ========    ========
Cumulative interest sensitivity
 gap/total assets                                (3.51)%         5.12%       19.88%      23.42%     11.34%
                                               ========      ========     ========    ========   ========

(1) Interest rates on these accounts have remained constant or decreased from March of 1994 through December 31, 1997, although market interest rates have increased over the same period. It is the current intention of the Company's management not to increase rates on these accounts in a rising rate environment.

The following table shows the company's financial instruments that are sensitive in interest rates, categorized by expected maturity, and the instruments' fair values as of December 31, 1997.

Expected Maturity Date at December 31, 1997 (1)

                                                                             There-
(Dollars in millions)               1998     1999    2000    2001    2002     after   Total    Fair Value
                                   ------   ------   -----   -----   -----   ------   ------   ----------
INTEREST SENSITIVE ASSETS:
Loans:
Fixed interest rate
 Residential mortgages             $    3   $    2   $   2   $   2   $   2    $   4   $   15       $ 15
  Average interest rate              6.99%    7.05%   7.03%   6.96%   6.96%    7.33%    7.10%
Variable interest rate
 Residential mortgages                 49       37      30      23      23       96      258        260
  Average interest rate              7.47%    7.49%   7.49%   7.49%   7.49%    7.51%    7.50%
Fixed interest rate
 Consumer loans                         4        1       1      --      --       --        6          6
  Average interest rate             10.34%   10.30%   9.89%   0.00%   0.00%    0.00%   10.17%
Variable interest rate
 Consumer loans                         8        4       2      --      --       --       14         14
  Average interest rate              9.80%    9.84%   9.87%   0.00%   0.00%    0.00%    9.85%
Fixed interest rate
 Commercial loans                       1        1      --      --      --       --        2          2
  Average interest rate              9.73%    9.71%   0.00%   0.00%   0.00%    0.00%    9.72%
Variable interest rate
 Commercial loans                      22       10       8       6       5       25       76         75
  Average interest rate              9.87%    9.64%   9.63%   9.63%   9.63%    9.68%    9.72%
Fixed interest rate
 Investment securities                 21       12       5       4       4       13       59         59
  Average interest rate              6.18%    6.22%   6.41%   6.40%   6.40%    6.42%    6.29%
Variable interest rate
 Investment securities                 10        8       6       5       5       18       52         52

  Average interest rate              6.36%    6.36%   6.37%   6.38%   6.38%    6.42%    6.39%
                                   ------   ------   -----   -----   -----    -----   ------       ----
   Total interest
   sensitive assets                $  118   $   75   $  54   $  40   $  39    $ 156   $  482       $483
                                   ======   ======   =====   =====   =====    =====   ======       ====

INTEREST SENSITIVE LIABILITIES:
Deposits:
 Checking                          $    2   $    2   $   2   $   2   $   2    $  74   $   84         $ 84
  Average interest rate              0.58%    0.58%   0.58%   0.58%   0.58%    0.51%    0.52%
 Savings                                4        3       2       2       2       11       24           24
  Average interest rate              1.98%    1.98%   1.98%   1.98%   1.98%    1.98%    1.98%
 Money market                          10       10       7       6       5       63      101          101
  Average interest rate              2.88%    2.99%   2.68%   2.68%   2.68%    3.47%    3.22%
 Time deposits                        144       51      14       2       2        1      214          214
  Average interest rate              5.41%    5.71%   5.92%   5.77%   5.77%    2.90%    5.51%
Borrowings:
 FHLB                                  34       11      --      --      --        1       46           46
  Average interest rate              5.82%    5.71%   0.00%   0.00%   0.00%    5.96%    5.82%
 Other                                 --       --      --      --      --       --       --           --
                                                                                                     ----
  Average interest rate              0.00%    0.00%   0.00%   0.00%   0.00%    0.00%    0.00%
                                   ------   ------   -----   -----   -----    -----   ------
   Total interest
   sensitive liabilities:          $  194   $   77   $  25   $  12   $  11    $ 150   $  469         $469
                                   ======   ======   =====   =====   =====    =====   ======         ====

(1) Expected maturities are contractual maturities adjusted for projected prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturities, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 13.9% and 18.9% per year of its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets. For deposits, "decay rates" have been applied to estimate deposit runoff of 14.3% per year based on the Company's own historical experience. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience. Off-balance sheet risk includes commitments to extend credit and sell loans. At December 31, 1997, the contract or notional amount of these commitments is $46,200,000 and $6,100,000, respectively. Their fair values have been estimated as $500,000.

Liquidity and Capital Resources

  The Company's primary source of liquidity is dividends from its bank subsidiary. Dividends from the Bank to the Company totaled $768,000 in 1997.The Company made payments of dividends to stockholders in the amount of $672,000 during the fourth quarter ended December 31, 1997.

  The Bank's primary sources of liquidity are deposits, loan payments and payoffs, investment income and maturities and principal payments on investments, mortgage-backed securities and CMOs, advances from the Federal Home Loan Bank of Boston, and other borrowings. Management believes it is prudent to maintain an investment portfolio that not only provides a source of income, but additionally provides a source of liquidity, through its principal paydowns and maturities, to meet lending demands and fluctuations in deposit flows. These various sources of funds are utilized to fund withdrawals, new loans and other investments, as well as to pay on-going expenses of operation. At December 31, 1997, the Bank had total unused lines of credit and commitments to originate loans of $38,784,000, unadvanced portions of construction loans of $7,188,000 and commercial standby letters of credit of $218,000. In addition, the Bank had commitments to sell loans totaling $6,149,000. Management believes that the Bank's various sources of funds are sufficient to meet its commitments in the ordinary course of business. For further information, see notes to consolidated financial statements.

  The Bank is required to maintain certain levels of capital (stockholders' equity) pursuant to FDIC regulations. At December 31, 1997, the Bank's capital level was significantly in excess of required minimums. For additional information on capital ratios of the Company and the Bank, see note 11 of notes to consolidated financial statements.

Impact of the Year 2000 Issue

The Year 2000 (Y2K) Issue is the result of computer programs being written using two digits, rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company began addressing the Year 2000 Issue in the Fall of 1996. The Company formed a Y2K Review Team which is composed of the Company's internal Management Information Systems Steering Committee and all members of our Senior Management Group. A Plan was developed by the Y2K Review Team and approved by the Board of Directors. The Team has completed an assessment, identifying mission critical systems and has initiated formal communications with all third party vendors to determine the compliance status of any systems utilized by the Company. Based upon the results of the assessment, the Company has determined that there will be a need to replace portions of its existing hardware and require upgrades to a portion of its software systems. The Company does not utilize internally written and supported proprietary code. All software is purchased or licensed through widely recognized providers.

  The Company Plan calls for replacement and upgrading to take place with allowances for extensive testing within time frames established by the Federal Financial Institutions Examination Council (FFIEC). The Y2K Review Team meets no less than quarterly and provides quarterly reports to the Board of Directors. The Company has notified its customers of the Year 2000 Issue in the Fall 1997 issue of the Company newsletter, "Currents". The newsletter outlines the issue and the Company's Plan to address it. Also, letters have been sent to all commercial loan customers informing them of the Year 2000 Issue and how it can impact businesses.

  The Company had included approximately $150,000 for the replacement and upgrade of specific hardware in its 1998 capital budget. An additional IS Technician position has been planned and included in the budget for the IS Department in the second quarter of 1998. The new employee will assist in the deployment of Y2K compliant hardware, upgrade software and facilitate the Y2K testing of all systems.

  The Company will utilize internal and, if necessary, external resources to upgrade, replace, and test the software and systems for Year 2000 Issue modifications. The Company plans to complete the Year 2000 Issue project no later than March 31, 1999.

Recent Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 129, "Disclosure of Information about Capital Structure", which is effective for 1997 financial statements. The Company's disclosures currently comply with the provisions of this statement.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1998 financial statements and is not expected to have a material effect on the financial statements.

  Also in June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This statement is also effective for 1998 financial statements and is not expected to have a material effect on the financial statements.

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


The Board of Directors and Stockholders
Sandwich Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Sandwich Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepting auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandwich Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Boston, Massachusetts
January 26, 1998, except as to note 17,
which is as of March 23, 1998

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------

                                                                        DECEMBER 31,    December 31,
                                                                            1997            1996
                                                                        ------------    ------------
                                                                   (In thousands, except per share data)
ASSETS
Cash and due from banks (note 14)                                       $      9,949    $     11,543
Federal funds sold                                                             6,018             175
                                                                        ------------    ------------
     Total cash and cash equivalents                                          15,967          11,718
                                                                        ------------    ------------

Other short-term investments (note 2)                                            101             636
Investment securities (notes 3 and 9):
  Available for sale (amortized cost of $10,863 and $13,262,
       at December 31, 1997 and 1996, respectively)                           10,995          13,312
  Held to maturity (fair value of $99,775 and $99,128,
       at December 31, 1997 and 1996, respectively)                           99,577          99,648
                                                                        ------------    ------------
     Total investment securities                                             110,572         112,960
                                                                        ------------    ------------

Loans, less allowance for loan losses of
  $4,100 in 1997 and $3,741 in 1996 (notes 4, 5, 9 and 14)                   366,642         317,103
Stock in Federal Home Loan Bank of Boston, at cost (notes 7 and 9)             3,749           2,670
Accrued interest receivable                                                    2,836           2,680
The Co-operative Central Bank Reserve Fund                                       965             965
Real estate held for sale                                                        457              -
Real estate held for investment                                                   -              571
Real estate acquired by foreclosure                                              596             465
Office properties and equipment (note 6)                                       4,641           6,015
Leased property under capital lease (note 6)                                   1,738              -
Core deposit intangible                                                        1,459           1,966
Income taxes receivable, net (note 10)                                           103              -
Deferred income tax asset, net (note 10)                                       2,948           2,469
Prepaid expenses and other assets                                              5,923           4,337
                                                                        ------------    ------------
        Total assets                                                    $    518,697    $    464,555
                                                                        ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits (note 8)                                                     $    423,014    $    388,249
  Borrowed funds (note 9)                                                     45,601          32,073
  Capital lease obligation (note 6)                                            1,738              -
  Escrow deposits of borrowers                                                 1,604             915
  Income taxes payable, net (note 10)                                             -              282
  Accrued expenses and other liabilities                                       4,726           4,403
                                                                        ------------    ------------
        Total liabilities                                                    476,683         425,922
                                                                        ------------    ------------

Commitments and contingencies (note 14)

STOCKHOLDERS' EQUITY (NOTE 11)
  Preferred stock, par value $1.00 per share; authorized 5,000,000
    shares; none issued or outstanding                                            -               -
  Common stock, par value $1.00 per share; authorized 15,000,000 shares;
    1,942,159 and 1,901,565 issued and outstanding, respectively               1,942           1,902
  Additional paid-in capital                                                  20,139          19,323
  Retained earnings                                                           19,848          17,381
  Net unrealized gain on investment securities available for sale                 85              27
                                                                        ------------    ------------
      Total stockholders' equity                                              42,014          38,633
                                                                        ------------    ------------
      Total liabilities and stockholders' equity                        $    518,697    $    464,555
                                                                        ============    ============


See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------

                                                                                  Years ended
                                                                                  December 31,
                                                                      ---------------------------------------
                                                                         1997           1996          1995
                                                                      -----------    -----------  -----------
                                                                      (In thousands, except share data)
INTEREST AND DIVIDEND INCOME
  Interest on loans                                                       $28,205        $24,680      $22,218
  Interest and dividends on investment securities available for sale          772          1,562        1,719
  Interest on investment securities held to maturity                        6,575          5,833        6,027
  Interest on short-term investments                                          304            166          640
  The Co-operative Central Bank Reserve Fund                                   61             68           69
                                                                      -----------    -----------  -----------
      Total interest and dividend income                                   35,917         32,309       30,673
                                                                      -----------    -----------  -----------

INTEREST EXPENSE
  Deposits:
    Savings accounts                                                        3,588          3,660        4,338
    Certificates of deposit                                                11,754         10,973        9,940
                                                                      -----------    -----------  -----------
      Total deposits                                                       15,342         14,633       14,278
  Borrowed funds                                                            2,980          1,159          555
                                                                      -----------    -----------  -----------
      Total interest expense                                               18,322         15,792       14,833
                                                                      -----------    -----------  -----------
      Net interest and dividend income                                     17,595         16,517       15,840
  Provision for loan losses (note 5)                                          750            265          597
                                                                      -----------    -----------  -----------
      Net interest and dividend income after provision for loan losses     16,845         16,252       15,243
                                                                      -----------    -----------  -----------

NON-INTEREST INCOME
  Service charges                                                           1,687          1,781        1,740
  Mortgage loan servicing fees                                                250            252          248
  Gain on sale of branch deposits                                               -              -          214
  Gain on sale of loans                                                       175            250           40
  Gain on sales of investment securities, net                                  55              -            -
  Other                                                                       554            556          476
                                                                      -----------    -----------  -----------
      Total non-interest income                                             2,721          2,839        2,718
                                                                      -----------    -----------  -----------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                            6,243          5,999        5,757
  Occupancy and equipment                                                   1,503          1,587        1,325
  FDIC deposit insurance                                                       73            112          469
  SAIF special assessment                                                      -             280           -
  Advertising                                                                 385            357          358
  Data processing service fees                                                633            702          665
  Foreclosed property expense                                                   1             46          152
  Loss on writedown of real estate held for investment                         -              -           305
  Amortization of core deposit intangible                                     507            584          660
  Other                                                                     2,881          2,666        2,665
                                                                      -----------    -----------  -----------
      Total non-interest expense                                           12,226         12,333       12,356
                                                                      -----------    -----------  -----------
      Income before income tax expense                                      7,340          6,758        5,605
Income tax expense (note 10)                                                2,480          2,621        2,169
                                                                      -----------    -----------  -----------
      Net income                                                      $     4,860    $     4,137  $     3,436
                                                                      ===========    ===========  ===========


Basic earnings per share                                              $      2.54    $      2.20  $      1.87
                                                                      ===========    ===========  ===========
Diluted earnings per share                                            $      2.45    $      2.13  $      1.82
                                                                      ===========    ===========  ===========

Average basic shares outstanding                                            1,913          1,881        1,840
Dilutive effect of outstanding stock options                                   73             59           51
                                                                      -----------    -----------  -----------
Average diluted shares outstanding                                          1,986          1,940        1,891
                                                                      ===========    ===========  ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------

                                                                                                  Net
                                                                                           unrealized
                                                                                           gain (loss) on
                                                                                           investment
                                                                   Additional              securities
                                                          Common    paid-in     Retained   available
                                                          stock    capital     earnings    for sale, net    Total
                                                        --------- ---------- ------------ --------------  ---------
                                                                                (In thousands)
Balance at December 31, 1994                            $1,833    $18,448    $ 13,075     $   (537)       $ 32,819
  Net income                                                -          -        3,436           -            3,436
  Dividends declared ($0.70 per share)                      -          -       (1,288)          -           (1,288)
  Stock options exercised                                   17        184          -            -              201
  Decrease in net unrealized loss on
     investment securities available for sale               -          -           -           576             576
                                                        ------    -------    --------     --------        --------
Balance at December 31, 1995                             1,850     18,632      15,223           39          35,744
  Net income                                                -          -        4,137           -            4,137
  Dividends declared ($1.05 per share)                      -          -       (1,979)          -           (1,979)
  Stock options exercised                                   52        691           -           -              743
  Decrease in net unrealized gain on
     investment securities available for sale               -          -            -          (12)            (12)
                                                        ------    -------    --------     --------        --------
Balance at December 31, 1996                             1,902     19,323      17,381           27          38,633
  Net income                                                -          -        4,860           -            4,860
  Dividends declared ($1.25 per share)                      -          -       (2,393)          -           (2,393)
  Stock options exercised                                   40        816           -           -              856
  Increase in net unrealized gain on
     investment securities available for sale               -          -           -            58              58
                                                        ------    -------    --------     --------        --------
Balance at December 31, 1997                            $1,942    $20,139    $ 19,848     $     85        $ 42,014
                                                        ======    =======    ========     ========        ========

See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Years Ended
                                                                                                        December 31,
                                                                                              -----------------------------------
                                                                                                 1997          1996        1995
                                                                                              -----------   ----------   --------
                                                                                                          (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                     $   4,860   $  4,137   $  3,436
  Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses                                                                           750        265        597
   Provision for loss and writedowns of real estate acquired by foreclosure                             31         48         96
   Depreciation and amortization                                                                       684      1,422      1,592
   (Increase) decrease in:
     Accrued interest receivable                                                                      (156)        61        (47)
     Deferred income tax asset, net                                                                   (503)         9       (528)
     Other assets                                                                                   (1,586)     1,029     (3,626)
     Income taxes receivable                                                                          (103)         -          -
     Core deposit intangible                                                                           507          -          -
   Increase(decrease)in:
     Escrow deposits of borrowers                                                                      689       (664)       914
     Income tax payable                                                                               (282)        32       (455)
     Accrued expenses and other liabilities                                                            323      1,582       (398)
   Gain on sales of loans, net                                                                        (175)      (250)       (40)
   Principal balance of loans originated for sale                                                  (18,197)   (20,827)   (14,752)
   Principal balance of loans sold                                                                  18,238     20,999     14,363
   Gain on sales of investment securities, net                                                         (55)         -          -
   Gain on sales of real estate acquired by foreclosure                                                (92)       (65)       (16)
                                                                                                 ---------   --------   --------
     Total adjustments                                                                                  73      3,641     (2,300)
                                                                                                 ---------   --------   --------
         Net cash provided by operating activities                                                   4,933      7,778      1,136
                                                                                                 ---------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of investment securities available for sale                                            (4,086)      (145)    (8,718)
   Purchases of investment securities held to maturity                                             (38,915)   (29,948)    (6,054)
   Proceeds from sales of investment securities available for sale                                   2,910          -          -
   Proceeds from maturities and paydowns of investment securities available for sale                 3,584     12,495      6,457
   Proceeds from maturities and paydowns of investment securities held to maturity                  39,031     19,675     15,120
   (Increase) decrease in:
     Short-term investments                                                                            535        274        773
     Loans                                                                                         (51,400)   (48,276)   (20,405)
     Real estate acquired by foreclosure                                                                 -          -        (52)
     Real estate held for sale                                                                        (457)         -          -
     Stock in Federal Home Loan Bank of Boston                                                      (1,079)         -          -
     Investments in real estate                                                                        571         14        229
   Proceeds from sale of real estate acquired by foreclosure                                         1,195      1,326        983
   Disposal of office properties and equipment, net                                                  1,055          -          -
   Capitalized expenses on real estate acquired by foreclosure                                         (20)         -          -
   Purchase of office properties and equipment                                                        (364)      (512)    (1,009)
                                                                                                 ---------   --------   --------

         Net cash used by investing activities                                                     (47,440)   (45,097)   (12,676)
                                                                                                 ---------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                                         34,765     10,276     11,830
   Advances from the Federal Home Loan Bank of Boston                                              200,054     69,884     11,047
   Repayment of Federal Home Loan Bank advances                                                   (186,526)   (45,959)   (15,764)
   Cash dividends paid                                                                              (2,393)    (1,979)    (1,288)
   Net cash paid for deposits sold                                                                       -          -      8,134
   Stock options exercised                                                                             856        743        201
                                                                                                 ---------   --------   --------
         Net cash provided by financing activities                                                  46,756     32,965     14,160
                                                                                                 ---------   --------   --------
   Net increase (decrease) in cash and federal funds sold                                            4,249     (4,354)     2,620
   Cash and federal funds sold, beginning of year                                                   11,718     16,072     13,452
                                                                                                 ---------   --------   --------
   Cash and federal funds sold, end of year                                                      $  15,967   $ 11,718   $ 16,072
                                                                                                 =========   ========   ========

CASH PAID FOR
   Interest on deposits                                                                          $  15,329   $ 14,635   $ 14,606
                                                                                                 =========   ========   ========
   Interest on borrowed funds                                                                    $   2,870   $    615   $    582
                                                                                                 =========   ========   ========
   Income taxes, net                                                                             $   2,983   $  2,481   $  3,152
                                                                                                 =========   ========   ========

OTHER NON-CASH ACTIVITIES
   Deferred taxes on change in unrealized (gain) loss on securities available for sale                ($24)  $     15      ($296)
                                                                                                 =========   ========   ========
   Additions to real estate acquired by foreclosure                                              $   1,245   $  1,407   $    409
                                                                                                 =========   ========   ========


See accompanying notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements


Years ended December 31, 1997, 1996 and 1995


(1) Basis of Presentation and Summary of Significant Accounting Policies

General

Sandwich Bancorp, Inc. (the "Company") is a Massachusetts corporation and the holding company of Sandwich Co-operative Bank (the "Bank"). The Sandwich Co-operative Bank was organized as a Massachusetts chartered co-operative bank in 1885. The Bank merged with Wareham Co-operative Bank in May 1982. In July 1986, the Bank converted from mutual to stock form through the sale and issuance of 1,820,833 shares of common stock, par value $1.00 per share (the "Common Stock"). The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), an agency of the federal government, up to $100,000 per insured depositor, with additional insurance to the total amount of the deposit provided by the Share Insurance Fund of The Co-operative Central Bank (the "Central Bank"), a deposit insuring entity chartered by the Commonwealth of Massachusetts. The Bank is subject to regulation by the Massachusetts Commissioner of Banks ("Commissioner") and the FDIC.

  On January 28, 1997, Sandwich Co-operative Bank announced that its Board of Directors had approved a plan providing for the formation of a holding company with the Bank as the principal subsidiary. Under the plan, each existing share of the Bank's Common Stock was converted into one share of Common Stock in the new holding company. As a result of this reorganization, the Bank's stockholders became the owners of the newly formed holding company, which in turn owns all of the outstanding stock of the Bank. The holding company formation resulted in no change to the Bank's business, management, office locations or customer service, and the holding company's corporate documents did not include any additional anti-takeover provisions. The holding company reorganization was consummated on September 30, 1997.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Sandwich Bancorp, Inc. (the "Company") and its wholly owned subsidiaries, The Sandwich Co-operative Bank, The Sextant Corporation, Sandwich Securities Corporation and Sextant Securities Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses. This estimate is dependent on future economic and overall business conditions.

  Certain reclassifications have been made to previously reported balances to conform with the current period's presentation.
Investment Securities

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of applicable taxes.

  Securities held to maturity, including bonds, mortgage-backed securities & CMOs are stated at cost, adjusted for amortization of premiums or accretion of discounts, calculated using a method which approximates the interest method. The basis for valuation reflects management's intention and ability to hold these securities to maturity.

  Securities available for sale consisting of government bonds, adjustable rate mortgage-backed securities and marketable equity securities are stated at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of stockholders' equity until realized. Fair value is based upon quoted market prices or dealer quotes as of the reporting date.

  Gains and losses on the sale of investment securities are recognized at the time of sale on a specific identification basis. Unrealized losses deemed to be other than temporary declines in value are charged to operations.

  Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income by a method that estimates the interest method adjusted for prepayments. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against income.

                  Notes to Consolidated Financial Statements

Loans

Loans are reported at their principal amount outstanding, net of any unearned discount and deferred loan fees. Interest income on loans is credited to income based on loan principal amounts outstanding at appropriate interest rates.

  Unearned discount and premium on loans is credited or charged to income on a basis which approximates the interest method.

  Accrual of interest income on loans is discontinued and unpaid accrued interest is reversed when management determines that borrowers will be unable to meet contractual obligations and/or when loans are ninety days or more in arrears, except in certain instances where management believes that collateral held by the Bank is clearly sufficient for full satisfaction of both principal and interest. Loans will be removed from non-accrual when the principal and interest become current and the loan is considered fully collectable.

  Loan origination fees and certain direct origination costs are offset and the resulting net amount is deferred and amortized as an adjustment of the yield on the related loans.

  Loans held for sale are carried at the lower of cost or estimated fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, current investor yield requirements.

Allowance for Loan Losses

The allowance for loan losses is available for probable credit losses inherent in the loan portfolio. The allowance is increased by provisions charged to operations on the basis of many factors including the risk characteristics of the portfolio, current economic conditions and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance.

  The Bank accounts for impaired loans, except loans accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Impaired loans include commercial, commercial real estate and individually significant mortgage or consumer loans for which it is probable the Bank will not collect all amounts due according to the terms of the loan agreement. Impairment on troubled debt restructurings is measured using the premodification rate of interest.

  While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Real Estate Acquired by Foreclosure

Real estate acquired by foreclosure is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Real estate acquired by foreclosure is initially recorded at the lower of the carrying value of the loan or the fair value of the property minus costs to sell. Fair value is based upon a market appraisal prepared by a State certified appraiser not more than 30 days prior to the date of the foreclosure. Losses arising from the acquisition of such properties are charged against the allowance for loan losses.

  Operating expenses and any subsequent provisions to reduce the carrying value to fair value minus cost to sell are charged to current period earnings. Gains upon disposition are reflected in earnings as realized. Realized losses are charged to the valuation allowance.

Office Properties and Equipment

Office properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets or terms of leases.

Pension Costs and Employee Benefits

The Bank accounts for pension and postretirement benefits on the net periodic cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's benefit over that employee's approximate service period.

  The Company continues to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" as permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). For companies that elect to continue using APB 25, SFAS 123 requires disclosure of the pro forma effect of using the fair value method of accounting for stock-based compensation that is encouraged by SFAS 123. See note 12 of notes to consolidated financial statements for the expanded disclosures required by SFAS 123 regarding pro forma net income and earnings per share.

Core Deposit Intangible

Core deposit and other intangibles are amortized to expense over a period of ten years using an accelerated method. The unamortized balance of these intangibles are evaluated periodically for their recoverability.

                  Notes to Consolidated Financial Statements


Income Taxes

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. A valuation allowance related to deferred tax assets is established when, in management's judgment, it is more likely than not that all or a portion of such deferred tax assets will not be realized. Changes in the valuation allowance are reflected as deferred income tax expense or benefit. The deferred tax asset is adjusted for changes in the federal and state tax rates.

Earnings Per Share

Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaces the existing accounting rules for computing earnings per share and makes the new rules comparable to international standards. Basic earnings per share excludes common stock equivalents and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share gives effect to all potential dilutive common shares using the average market price of the Company's common stock for the period plus the weighted average number of common shares outstanding for the equivalent period of time. All prior period earnings per share have been restated to comply with SFAS 128.

  The numerator in the earnings per share calculation is net income, as reported, for both the basic and dilutive calculations.

(2) Other Short-term Investments
A comparative summary of other short-term investments follows:

(In thousands)             DECEMBER 31,  December 31,
                              1997          1996
                          ------------  ------------
Tax anticipation notes           $  --         $ 570
Money market funds                 101            66
                                 -----         -----
                                 $ 101         $ 636
                                 =====         =====

(3) Investment Securities

A comparative summary of investment securities follows (mortgage-backed securities and CMOs are shown at their final maturity, but are expected to have shorter average lives); the Bank does not own callable securities.

(In thousands)                                             DECEMBER 31, 1997                  December 31, 1996
                                                          ------------------           -----------------------------
                                                HELD TO MATURITY   AVAILABLE FOR SALE   Held to maturity   Available for sale
                                               ------------------  ------------------  ------------------  ------------------
                                               AMORTIZED   FAIR    AMORTIZED   FAIR    Amortized   Fair    Amortized   Fair
                                                 COST      VALUE     COST      VALUE     cost      value     cost      value
                                               ---------  -------  ---------  -------  ---------  -------  ---------  -------
U.S. Government obligations:
 Maturing within 1 year                          $ 9,992  $10,004    $    --  $    --    $12,015  $12,035    $ 2,000  $ 1,994
 Maturing after 1 year
   but within 5 years                              5,488    5,506         --       --     10,462   10,492         --       --
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
                                                  15,480   15,510         --       --     22,477   22,527      2,000    1,994
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
Collateralized mortgage obligations (CMOs):
 Maturing within 1 year                              413      413         --       --      1,436    1,436         --       --
 Maturing after 1 year
   but within 5 years                              4,598    4,591         --       --      6,384    6,312         --       --
 Maturing after 5 years
   but within 10 years                             5,036    5,021         --       --        740      753         --       --
 Maturing after 10 years                          40,162   40,230         --       --     56,220   55,708         --       --
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
                                                  50,209   50,255         --       --     64,780   64,209         --       --
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
Mortgage-backed securities:
 Maturing within 1 year                               --       --         98       98         --       --         --       --
 Maturing after 1 year
   but within 5 years                                 --       --         --       --         --       --        147      147
 Maturing after 5 years
   but within 10 years                               217      228         --       --         --       --         --       --
 Maturing after 10 years                          33,671   33,782     10,763   10,891     12,391   12,392      8,271    8,343
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
                                                  33,888   34,010     10,861   10,989     12,391   12,392      8,418    8,490
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
Marketable equity securities:
 Mortgage-backed mutual fund                          --       --         --       --         --       --      2,520    2,510
 Common and preferred stocks                          --       --          2        6         --       --        324      318
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
                                                      --       --          2        6         --       --      2,844    2,828
                                                 -------  -------  ---------  -------    -------  -------    -------  -------
                                                 $99,577  $99,775    $10,863  $10,995    $99,648  $99,128    $13,262  $13,312
                                                 =======  =======  =========  =======    =======  =======    =======  =======

                  Notes to Consolidated Financial Statements

A comparative summary of mortgage-backed securities and CMO's follows:


(In thousands)    DECEMBER 31, 1997   December 31, 1996
                  ------------------  ------------------
                  AMORTIZED   FAIR    Amortized   Fair
                    COST      VALUE     cost      value
                  ---------  -------  ---------  -------

FHLMC               $18,086  $18,210    $18,820  $18,720
FNMA                 41,643   41,687     24,586   24,408
GNMA                  4,398    4,492      3,982    4,068
Non-agency           30,831   30,865     38,201   38,201
                    -------  -------    -------  -------
                    $94,958  $95,254    $85,589  $85,091
                    =======  =======    =======  =======

A comparative summary of gross unrealized gains and losses pertaining to investment securities are summarized as follows:

(In thousands)
                                           DECEMBER 31, 1997                                      December 31, 1996
                                           -----------------                                   -----------------------
                                                 GROSS           GROSS                           Gross        Gross
                                AMORTIZED     UNREALIZED      UNREALIZED    FAIR    Amortized  unrealized  unrealized     Fair
                                  COST           GAINS          losses      value     cost       gains       losses      value
                                ---------  -----------------  -----------  -------  ---------  ----------  -----------  --------
Held to Maturity
----------------
U.S. Government obligations       $15,480        $ 36             $  (6)   $15,510    $22,477        $ 50       $  --    $22,527
Collateralized mortgage
 obligations                       50,209         269              (223)    50,255     64,780         209        (780)    64,209
Mortgage-backed securities         33,888         331              (209)    34,010     12,391          88         (87)    12,392
                                  -------        ----             -----    -------    -------        ----       -----    -------
                                  $99,577        $636             $(438)   $99,775    $99,648        $347       $(867)   $99,128
                                  =======        ====             =====    =======    =======        ====       =====    =======

                                           DECEMBER 31, 1997                                 December 31, 1996
                                           -----------------                                 -----------------
                                                    GROSS       GROSS                            Gross       Gross
                                AMORTIZED         UNREALIZED  UNREALIZED    FAIR     Amortized  unrealized  unrealized    Fair
                                  COST              GAINS      LOSSES       VALUE       cost       gains      losses      value
                                ---------  -----------------  -----------  -------  ---------  ----------  -----------  --------
Available for Sale
------------------
U.S. Government obligations       $    --        $ --            $  --     $    --    $ 2,000        $ --       $  (6)   $ 1,994
Mortgage-backed securities         10,861         137               (9)     10,989      8,418         112         (40)     8,490
Marketable equity securities            2           4               --           6      2,844          20         (36)     2,828
                                  -------        ----            -----     -------    -------        ----       -----    -------
                                  $10,863        $141            $  (9)    $10,995    $13,262        $132       $ (82)   $13,312
                                  =======        ====            =====     =======    =======        ====       =====    =======

The Bank had approximately $2,910,000 in proceeds from sales of securities available for sale for the year ended December 31, 1997. The Bank realized gross gains on sales of $66,000 and gross losses of $11,000 during 1997. There were no sales of securities for the year ended December 31, 1996.

(4) Loans

The Bank's lending activities are conducted principally in the Southeastern and Cape Cod areas of Massachusetts. The Bank grants single-family and multi-family residential loans, commercial real estate loans and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are either collateralized by real estate or guaranteed by Federal and local governmental authorities. The loans are expected to be repaid from borrower's earnings and cash flow or proceeds from the sale of the related assets.

  State banking regulations generally limit the amount of loans that may be outstanding to one borrower to 20% of stockholders' equity. At December 31, 1997, the Bank had no loans outstanding to one borrower in an aggregate amount exceeding this limitation.

                  Notes to Consolidated Financial Statements

A comparative summary of loans follows:

(In thousands)                                DECEMBER 31,   December 31,
                                                  1997           1996
                                              -------------  -------------
Residential mortgage:
  Fixed rate                                      $ 14,956       $ 16,020
  Adjustable rate                                  232,925        186,012
Commercial real estate                              62,579         61,088
Construction                                        32,472         34,332
Land                                                 6,351          4,526
Other loans:
  Home equity                                       12,438         12,278
  Consumer                                           4,847          5,393
  Secured by deposits                                1,182          1,160
  Commercial                                         8,060          7,933
  Education                                            826          1,123
                                                  --------       --------
                                                   376,636        329,865
Less:
  Allowance for loan losses (note 5)                (4,100)        (3,741)
  Unadvanced portion of construction loans          (7,188)        (9,763)
  Deferred loan origination  costs                   1,294            742
                                                  --------       --------
                                                  $366,642       $317,103
                                                  ========       ========

  Non-accrual loans totaled approximately $3,581,000, $4,086,000, and $4,671,000 at December 31, 1997, 1996, and 1995, respectively. Restructured loans totaled approximately $105,000, $258,000, and $1,062,000 at December 31, 1997, 1996, and
1995, respectively.

The reduction in interest income associated with non-accrual and restructured loans at the end of the periods was as follows:

(In thousands)
                                            Year ended December 31,
                                            -----------------------
                                             1997     1996    1995
                                            ------   ------  ------
Income in accordance with original terms     $ 321   $ 403   $ 551
Income recognized                              144     203     312
                                             -----   -----   -----
  Reduction in interest income               $ 177   $ 200   $ 239
                                             =====   =====   =====

Included in non-accrual loans are impaired loans totaling $630,000, $1,429,000 and $1,309,000 at December 31, 1997, 1996 and 1995, respectively. The reduction in interest income associated with impaired loans at the end of the periods was as follows:

(In thousands)                              Year ended December 31,
                                            -----------------------
                                             1997     1996    1995
                                            ------   ------  ------
Income in accordance with original terms    $  67    $ 148   $ 141
Income recognized                              23       84      72
                                            -----    -----   -----
  Reduction in interest income              $  44    $  64   $  69
                                            =====    =====   =====

The Bank granted mortgage loans to executive officers and to Directors and their related interests in the normal course of business. The outstanding amount of such loans at December 31, 1997, 1996 and 1995 was approximately $700,000, $714,000, and $820,000, respectively. No such loans were on non-accrual. Currently, the Bank grants only loans secured by deposits to executive officers and Directors.

  Mortgage loans serviced by the Bank for others amounted to approximately $115,478,000, $108,756,000, and $100,902,000, at December 31, 1997, 1996 and
1995, respectively. The Bank had no loans held for sale at December 31, 1997 and $221,000, and $389,000 at December 31, 1996, 1995, respectively. At December 31, 1997, the Bank had commitments to sell loans totaling approximately $6,149,000.

                  Notes to Consolidated Financial Statements


(5) Allowance for Loan Losses

An analysis of the allowance for loan losses follows:


(In thousands)
                                                Year ended December 31,
                                             ------------------------------
                                               1997        1996      1995
                                             --------    --------  --------
Balance at beginning of period                $ 3,741    $ 3,674    $3,255
   Provision charged to operations                750        265       597
   Recoveries on accounts previously
     charged off                                   89         67       183
   Loans charged off                             (480)      (265)     (361)
                                              -------    -------    ------
Balance at end of period                      $ 4,100    $ 3,741    $3,674
                                              =======    =======    ======


(6) Office Properties and Equipment

A summary of office properties and equipment follows:



(In thousands)                                     DECEMBER 31,   December 31,
                                                       1997           1996
                                                   ------------   ------------
Land                                                  $   712        $   870
Buildings                                               2,627          4,395
Furniture, fixtures and equipment                       4,282          3,923
Leasehold improvements                                    400            392
                                                      -------        -------
                                                        8,021          9,580
Less accumulated depreciation and amortization         (3,380)        (3,565)
                                                      $ 4,641        $ 6,015
                                                      =======        =======

In 1997, the Bank entered into a sale/leaseback agreement for three of its offices and deferred the gain on sale of $599,000. The initial lease term is twenty years followed by four five-year renewal options. Furthermore, the Bank will have the right to re-purchase the properties at the end of years eight, fifteen and twenty. The commitment for minimum annual lease payments is as follows:


(In thousands)                            Years ending December 31,
                           1997   1998  1999  2000  2001  Thereafter  Total
                          ------  ----  ----  ----  ----  ----------  ------
Capital Lease Payments    $  15    182   182  182    182      995     $1,738


(7) Stock in Federal Home Loan Bank of Boston

As a member of the Federal Home Loan Bank of Boston ("FHLB of Boston"), the Bank is required to invest in $100 par value stock of the FHLB of Boston in an amount equal to 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB of Boston, or 1% of 30% of total assets, whichever is highest. If such stock is redeemed, the Bank will receive from the FHLB of Boston an amount equal to the par value of the stock. As of December 31, 1997, the Bank was required to have an investment of at least $2,603,000.

(8) Deposits

A summary of deposits follows:


(In thousands)                            DECEMBER 31, 1997  December 31,1996
                                          -----------------  ----------------
Non-interest bearing accounts:
 Demand                                       $ 39,127          $ 38,459
 Official checks                                   865             1,336
                                              --------          --------
   Total non-interest bearing accounts          39,992            39,795
                                              --------          --------
Savings accounts:
 Regular                                        24,345            23,321
 NOW, Super NOW and Special Notice              44,075            40,488
 Money market                                  100,825            92,441
                                              --------          --------
   Total savings accounts                      169,245           156,250
                                              --------          --------
Certificates of deposit:
 Term                                          168,523           147,265
 IRA                                            45,254            44,939
                                              --------          --------
   Total certificates of deposit               213,777           192,204
                                              --------          --------
                                              $423,014          $388,249
                                              ========          ========

                  Notes to Consolidated Financial Statements


A summary of certificates of deposit, by periods of maturity follows:


(In thousands)                  DECEMBER 31,              December 31,
                                    1997                      1996
                             ------------------         ------------------
Within one year                   $134,958                  $122,255
From one to two years               55,552                    42,250
From two to three years             16,678                    15,798
From three to five years             6,572                    11,844
Over five years                         17                        57
                                  --------                  --------
                                  $213,777                  $192,204
                                  ========                  ========


Individual certificates of deposit of $100,000 or more, by periods of maturity, are summarized below:



(In thousands)                     DECEMBER 31,     December 31,
                                      1997             1996
                                   ------------     ------------
Within three months                  $15,133          $  8,945
From three to six months               6,976             3,675
From six to twelve months              7,897             4,823
Thereafter                            15,146            18,391
                                     -------          --------
                                     $45,152          $ 35,834
                                     =======          ========


(9) Borrowed Funds

Advances from the Federal Home Loan Bank of Boston are summarized as follows:




(Dollars in thousands)
                             Maturing in     DECEMBER 31,   December 31,
Interest rate                year ending        1997           1996
                             -----------     -----------   ------------
4.53 - 5.78%                    1997            $     --       $26,026
5.60 - 6.47%                    1998              34,000         5,000
5.71 - 6.83%                    1999              11,000         1,000
8.32%                           2015                  47            47
6.67%                           2017                  54            --
5.66%                           2018                 500            --
                                                --------       -------
                                                $ 45,601       $32,073
                                                ========       =======
Weighted average rate                               5.82%         5.70%
                                                ========       =======

The advances are secured by the Bank's stock in the FHLB of Boston and certain qualifying assets of the Bank, which include mortgage loans on residential property and investments with a market value in excess of 125% of outstanding advances. The Bank has a line of credit with the FHLB of Boston aggregating $8,146,000 of which all is available at December 31, 1997.

(10) Income Taxes

The components of income tax expense are as follows:


(In thousands)
                                Year ended December 31,
                               --------------------------
                                 1997     1996     1995
                               --------  -------  -------
Current tax expense:
   Federal                       $2,383   $2,070   $1,928
   State                            606      539      674
                                 ------   ------   ------
                                  2,989    2,609    2,602
                                 ------   ------   ------
Deferred tax benefit:
   Federal                         (426)      (2)    (423)
   State                            (83)      14      (10)
                                 ------   ------   ------
                                   (509)      12     (433)
                                 ------   ------   ------
   Total income tax expense      $2,480   $2,621   $2,169
                                 ======   ======   ======

                  Notes to Consolidated Financial Statements

The difference between income tax expense computed by applying the statutory Federal income tax rate of 34% to income before income taxes and the reported income tax expense (benefit) is explained as follows:


(Dollars in thousands)
                                                  Year ended December 31,
                                                 -------------------------
                                                  1997     1996     1995
                                                 ------   ------   -------
Expected income tax expense
  at statutory rate                              $2,496   $2,298   $1,906
Increase (decrease) resulting from:
  Dividend received deduction and
     municipal income                               (17)      (7)     (16)
  State income taxes, net of
     Federal benefit                                345      365      436
  Change in valuation allowance                    (576)    (142)    (100)
  Expiration of capital loss carryforward            30       98       --
  Other, net                                        202        9      (57)
                                                 ------   ------   ------
     Total income tax expense                    $2,480   $2,621   $2,169
                                                 ======   ======   ======

Effective income tax rate                          33.8%    38.8%    38.7%
                                                 ======   ======   ======


The Bank had gross deferred tax assets and gross deferred tax liabilities as follows:



(In thousands)                                            DECEMBER 31,   At December 31,
                                                             1997              1996
                                                          ------------   ---------------
Gross deferred tax assets:
  Allowance for loan losses                                  $1,470           $1,269
  Capital loss carryforward                                       9              490
  Deferred compensation                                       1,113              966
  Non-accrual loan interest                                      21               21
  Losses on foreclosed real estate                               56              148
  Subsidiary state net operating loss carryforward               --               34
  Deferred gain on the sale of office properties                269               --
  Purchase accounting                                           589              498
                                                             ------           ------
Gross deferred tax assets                                     3,527            3,426
Valuation allowance                                             (56)            (632)
                                                             ------           ------
     Gross deferred tax assets, net                           3,471            2,794
                                                             ------           ------

Gross deferred tax liabilities:
  Mortgage servicing rights                                    (143)             (80)
  Unrealized gains on securities available for sale             (47)             (17)
  Depreciation                                                 (178)            (112)
  Loan origination costs                                       (100)             (71)
  Miscellaneous                                                 (55)             (45)
                                                             ------           ------
     Gross deferred tax liabilities                            (523)            (325)
                                                             ------           ------
Net deferred tax asset                                       $2,948           $2,469
                                                             ======           ======

A valuation allowance is provided when it is more likely than not that some portion of the gross deferred tax asset will not be realized. Management has established a valuation allowance principally for the tax effect of the capital loss carry forward and the state income tax benefit derived from the gross deductible temporary differences. The primary sources of recovery of the deferred tax asset are taxes paid that are available for carryback of $6.1 million in 1997, 1996 and 1995, and the expectation that the deductible temporary differences will reverse during periods in which the Bank generates taxable income. As of December 31, 1997, the capital loss carryforward approximates $25,000 and expires in 1998.

  The balance of the pre-1988 bad debt reserves continue to be subject to provision of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $2,300,000.

                  Notes to Consolidated Financial Statements

(11) Retained Earnings

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that as of December 31, 1997, the Bank meets all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the prompt corrective action provisions. To be categorized as well capitalized, the Bank must maintain Total capital risk-based, Tier 1 capital risk-based and Tier 1 capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would cause a change in the Bank's categorization.

  The Company's and Bank's actual capital amounts and ratios in addition to the minimum capital requirements and well capitalized capital requirements at December 31 follow:

                                                                        To Be Well
                                                     Minimums       Capitalized Under
                                                    For Capital     Prompt Corrective
(In thousands)                       Actual          Adequacy       Action Provisions
                                 ---------------  ----------------  ------------------
                                                (Dollars in thousands)
                                 Amount   Ratio    Amount   Ratio     Amount    Ratio
                                 -------  ------  --------  ------  ----------  ------
As of December 31, 1997:
------------------------
Risk-based capital ratio:
 Total capital
   Sandwich Bancorp, Inc.        $44,371   14.9%   $23,868    8.0%     $29,835   10.0%
   Sandwich Co-operative Bank     44,050   14.8     23,851    8.0       29,814   10.0
 Tier I capital
   Sandwich Bancorp, Inc.         40,640   13.6     11,934    4.0       17,901    6.0
   Sandwich Co-operative Bank     40,321   13.5     11,926    4.0       17,889    6.0
Leverage capital ratio:
 Tier I capital
   Sandwich Bancorp, Inc.         40,640    7.9     20,690    4.0       25,863    5.0
   Sandwich Co-operative Bank     40,321    7.8     20,686    4.0       25,858    5.0

As of December 31, 1996:
------------------------
Risk-based capital ratio:
 Total capital:
   Sandwich Co-operative Bank     40,112   14.7     21,851    8.0       27,314   10.0
 Tier 1 capital
   Sandwich Co-operative Bank     36,694   13.4     10,925    4.0       15,147    6.0
Leverage capital ratio:
 Tier 1 capital
   Sandwich Co-operative Bank     36,694    8.4     17,572    4.0       20,927    5.0

  The Company may not declare or pay cash dividends on its common stock if the effect thereof would cause its net worth to be reduced below regulatory net worth requirements or if such declaration and payment would otherwise violate regulatory requirements.

(12) Employee Benefits

Postretirement Benefits

The Bank provides postretirement medical benefits for employees that were hired before July 1, 1993. The Bank accrued postretirement benefits other than pensions (medical benefits) over the periods during which employees render service. The Bank amortizes the transition obligation from January 31, 1993 into operations over a 20 year period. Expense for the years ended December 31, 1997, 1996 and 1995 was approximately $54,000, $53,000 and $51,000, respectively.

Pension Plan

The Bank provides pension benefits for its employees through membership in the Co-operative Banks Employee's Retirement Association. The Plan is a multi-employer, noncontributory, defined benefit plan. Bank employees become eligible after attaining age 21 and one year of service. The Plan is funded by the Bank and benefits become fully vested after six years of eligible service.

  Pension expense was approximately $317,000, $309,000 and $224,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                  Notes to Consolidated Financial Statements

Stock Option Plan

During 1986, the Board of Directors adopted a Stock Option Plan for the benefit of officer and non-officer employees and reserved 182,083 shares of authorized but unissued common stock. Similarly, in 1994, the Board of Directors instituted the 1994 Stock Option and Incentive Plan and reserved 90,000 shares of common stock. Under terms of the Plans, the exercise price of any option granted will not be less than the fair market value of the common stock on the date of grant of the option and options may not have a maximum term of more than ten years.

A summary of the activity under the Plan follows:

                                                   Number of        Average
                                                    shares       exercise price
                                                  -----------   ---------------
Balance outstanding at December 31, 1994          169,005           $10.67
  Options granted ($16.75)                         28,500            16.75
  Options exercised ($7.00 - $12.00)              (17,716)           11.37
                                                  -------           ------
Balance outstanding at December 31, 1995          179,789            11.56
  Options granted ($21.1875)                       28,600            21.19
  Options exercised ($7.00 - $16.75)              (51,266)           12.49
  Options canceled ($11.55 - $16.75)                 (450)           16.17
                                                  -------           ------
Balance outstanding at December 31, 1996          156,673            13.00
  Options granted ($30.6875)                       31,850            30.69
  Options exercised ($7.00 - $21.1875)            (40,594)           10.47
  Options canceled ($16.75 - $30.6875)             (1,050)           24.41
                                                  -------           ------
Balance outstanding at December 31, 1997          146,879           $17.46
                                                  =======           ======


Stock options outstanding and exercisable:


                                                                   At December 31, 1997
                                                                   --------------------
                                              Options outstanding                         Options exercisable
                                              -------------------                         -------------------

                                                         Weighted              Weighted                        Weighted
                                                          average               average                         average
                                     Number             remaining              exercise                Number  exercise
                                outstanding      contractual life                 price           outstanding     price
                                -----------      ----------------  --------------------   -------------------  --------
Range of exercise prices
  $7.00 - $14.875                 63,475             4.2 years          $  9.60                     63,475      $ 9.60
  $16.75 - $21.1875               52,004             7.8 years            19.07                     24,064       18.29
  $30.6875                        31,400             9.2 years            30.69                         --          --


There are 3,828 options available for future grant at December 31, 1997.

  At December 31, 1997, the per share weighted average fair value of stock options granted during 1997, 1996 and 1995 was $18.05, $7.39 and $5.20 , respectively on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions for 1997, 1996 and 1995: expected dividend yield of 2.42% for 1997 and 3.69% for 1996 and 1995, risk-free interest rate of 5.92% for 1997 and 6.56% for 1996 and 1995, volatility of the Company's common stock of 35% for 1997 and 45% for 1996 and 1995 and an expected life of ten years.

  The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


(Dollars in thousands
except per share data)                   1997    1996    1995
                                        ------  ------  ------

     Net income            As reported  $4,860  $4,137  $3,436
                           Pro forma     4,654   4,102   3,406

     Earnings per share    As reported  $ 2.45  $ 2.13  $ 1.82
                           Pro forma      2.34    2.11    1.80

  Pro forma net income reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

                  Notes to Consolidated Financial Statements

Employee Bonus Plan

The Bank has an employee bonus and management incentive compensation plan in which employees are eligible to participate. The Plan provides for awards based upon a combination of Bank and individual performance measured against predetermined annual goals, based on specific performance objectives. The Plan is administered by the Bank's president under the direction of the Board of Directors.

  Incentive compensation expense of $248,000, $188,000 and $235,000 was charged to expense for the years ended December 31, 1997, 1996 and 1995, respectively. Employee Stock Ownership Plan

Effective May 1, 1989, the Bank established an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees, defined as age 21 or older who have completed one year of service. Under the plan, the Bank reviews its profitability and determines what contribution, if any, will be made to the ESOP. ESOP expense of $197,000, $171,000 and $134,000 was charged to expense for the years ended December 31, 1997, 1996 and 1995, respectively.

Executive Supplemental Retirement Agreements

The Bank entered into executive supplemental retirement agreements with certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expense for benefits payable under the agreements amounted to $101,000, $78,000 and $73,000 for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the Bank's liability for these arrangements, included in accrued expenses and other liabilities, was approximately $387,000.

Director Deferred Compensation Arrangements

Starting in 1983, the Bank entered into deferred compensation arrangements with certain directors whereby in consideration for the deferral of directors' fees, those directors will receive in the future a fixed amount of cash compensation. Expensed under these arrangements for the years ended December 31, 1997, 1996 and 1995 was approximately $220,000, $238,000 and $148,000, respectively. At December 31, 1997, the Bank's liability for these arrangements, included in accrued expenses and other liabilities, was approximately $1,768,000.

(13) Estimated Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments have been determined by using available quoted market information or other appropriate valuation methodologies at year-end, and are not indicative of the fair value of those instruments at the date this report is published. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include real estate acquired by foreclosure, the deferred income tax asset, office properties and equipment, and core deposit and other intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

  The estimation methodologies used, book values and estimated fair values for the Bank's financial instruments follows.

Financial instruments actively traded in a secondary market have been valued using quoted available market prices as follows:


(In thousands)                            DECEMBER 31, 1997     December 31, 1996
                                        --------------------  --------------------
                                        CARRYING  ESTIMATED   Carrying  Estimated
                                         AMOUNT   FAIR VALUE   amount   fair value
                                        --------  ----------  --------  ----------

Loans held for sale                      $    --     $    --   $   221     $   216
Investment securities:
  Available for sale                           6           6     4,822       4,822
  Held to maturity                        15,480      15,510    22,477      22,527
Mortgage-backed securities and CMOs:
  Available for Sale                      10,989      10,989     8,490       8,490
  Held to maturity                        84,097      84,265    77,171      76,601

                  Notes to Consolidated Financial Statements

  The fair value of financial instruments with stated maturities have been estimated by discounting cash flows with a discount rate approximately equal to the current market rate for similar instruments as follows:


(In thousands)                          DECEMBER 31, 1997       December 31, 1996
                                   -------------------------  --------------------
                                     CARRYING    ESTIMATED    Carrying  Estimated
                                      AMOUNT     FAIR VALUE   amount    fair value
                                   ------------  ----------   --------  ----------
Loans, net                            366,642     372,455     $317,103    $321,473
Certificates of deposit               213,777     214,369     192,204     193,236
Federal Home Loan Bank advances        45,601      45,613      32,073      32,169

  The fair value of financial instruments with no maturity or short-term maturities approximates its carrying value as follows:

(In thousands)                               DECEMBER 31, 1997         December 31, 1996
                                          ------------------------   ----------------------
                                           CARRYING     ESTIMATED     Carrying    Estimated
                                            AMOUNT      FAIR VALUE     amount    fair value
                                          ----------   -----------   ----------  ----------
Cash and cash equivalents                  $ 15,967     $ 15,967       $11,718     $11,718
Other short-term investments                    101          101           636         636
Accrued interest receivable                   2,836        2,836         2,680       2,680
Stock in FHLB of Boston                       3,749        3,749         2,670       2,670
Co-operative Central Bank Reserve Fund          965          965           965         965
Demand deposit accounts                      39,992       39,992        39,795      39,795
NOW, Super NOW and
   Special Notice accounts                   44,075       44,075        40,488      40,488
Regular savings accounts                     24,345       24,345        23,321      23,321
Money market deposit accounts               100,825      100,825        92,441      92,441
Escrow deposits of borrowers accounts         1,604        1,604           915         915

The fair value of commitments to extend credit have been estimated using fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of commitments to sell loans are estimated as the cost to cancel such agreements. The fair value of financial instruments with off-balance sheet risk have been estimated as follows:


(In thousands)                        DECEMBER 31, 1997              December 31, 1996
                                -----------------------------  -----------------------------
                                   CONTRACT OR     ESTIMATED      Contract or     Estimated
                                 NOTIONAL AMOUNT   FAIR VALUE   notional amount   fair value
                                -----------------  ----------  -----------------  ----------
Commitments to extend credit           $46,190        $490            $51,976        $539
Commitments to sell loans                6,149          20              1,232           0

(14) Commitments and Contingencies

Legal Proceedings

The Bank has been named a defendant in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on the Company's or the Bank's consolidated financial statements.

Off-balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate or purchase loans, unadvanced portions of construction loans, unused lines of credit, standby letters of credit and forward commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                   Notes to Consolidated Financial Statement

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of forward commitments through credit approvals, limits and monitoring procedures.

Financial instruments with off-balance sheet risk are as follows:


                                                                              Contract or
                                                                             notional amount
                                                                       -----------------------------
(In thousands)                                                          DECEMBER 31,    December 31,
                                                                            1997            1996
                                                                       ---------------  ------------
Financial instruments whose contract amounts represent credit risk:
   Unused lines of credit and commitments to originate loans               $38,784         $41,926
   Unadvanced portions of construction loans                                 7,188           9,764
   Standby letters of credit                                                   218             286
Financial instruments whose notional or contract amounts
 exceed the amount of credit risk:
   Commitments to sell loans                                                 6,149           1,232

Unused lines of credit, commitments to originate or purchase loans and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For all lines of credit and loans, the Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

  Commitments to sell loans are contracts which the Bank enters into for the purpose of reducing the market risk associated with originating and selling residential mortgage loans. In order to fulfill the commitment, the Bank must deliver loans under contract or must pay a cash penalty as determined by the investor. The Bank does not sell loans with recourse.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement included in cash and due from banks was $1,927,000 at December 31, 1997.

(15) Condensed Parent Company Financial Statements

Sandwich Bancorp, Inc. was formed on September 30, 1997, therefore the Statement of Operations and Statement of Cash Flows is for the three months ended December 31, 1997 only. The following are the condensed financial statements for Sandwich Bancorp, Inc., referred to as the "Parent Company" for purposes of this note only, as of December 31:

BALANCE SHEET
                                                           1997
                                                      --------------
                                                      (IN THOUSANDS)
                                                      --------------
Assets
Cash and interest-bearing deposits in subsidiaries        $   258
Investments in subsidiaries, at equity                     41,695
Other assets                                                   73
                                                          -------
     Total assets                                         $42,026
                                                          =======

Liabilities and Stockholders' Equity
 Total liabilities                                        $    12
 Total stockholders' equity                                42,014
                                                          -------
     Total liabilities and stockholders' equity           $42,026
                                                          =======

                  Notes to Consolidated Financial Statements


STATEMENT OF OPERATIONS
                                                           THREE MONTHS
                                                               ENDED
                                                         DECEMBER 31, 1997
                                                         -----------------
                                                           (in thousands)

Dividends from Company subsidiaries                           $  768
Interest income from deposits in Company subsidiaries             --
 Total operating income                                           --
Non-interest expenses                                             27
                                                              ------
Income before income tax expense (benefit) and
 equity in net income of subsidiaries                            741
Income tax expense (benefit)                                      --
                                                              ------
Income before equity in net income of subsidiaries               741
Equity in net income of subsidiaries                             687
                                                              ------
Net income                                                    $1,428
                                                              ======

  The Parent Company's statements of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and therefore are not presented here.

STATEMENT OF CASH FLOWS
                                                              THREE MONTHS
                                                                 ENDED
                                                           DECEMBER 31, 1997
                                                       -------------------------
                                                             (in thousands)
Cash flows from operating activities:
   Net income                                                  $ 1,428
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Equity in undistributed net income of subsidiaries             (687)
   Increase in other assets                                        (73)
   Increase in other liabilities                                    12
                                                               -------
     Net cash provided by operating activities                     680
                                                               -------
Cash flows from financing activities:
   Stock options exercised                                         250
   Dividends paid to stockholders                                 (672)
                                                               -------
     Net cash used by financing activities                        (422)
                                                               -------
     Net cash received by subsidiary                               258
                                                               -------
Net increase in cash and interest-bearing deposit
 in subsidiaries                                                   258
Cash and interest-bearing deposit in subsidiaries at
 beginning of year                                                  --
                                                               -------
Cash and interest-bearing deposit in subsidiaries at
 end of year                                                   $   258
                                                               =======


(16) Quarterly Results of Operations (Unaudited)


(In thousands, except per share amounts)
                                                         1997 QUARTERS                                1996 Quarters
                                                       THREE MONTHS ENDED                           Three months ended
                                           ------------------------------------------   ------------------------------------------
Periods ended                              DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,
                                           --------   ---------   --------   --------   --------   ---------   --------   --------
Interest and dividend income                $ 9,400     $ 9,234    $ 8,958    $ 8,325    $ 8,616     $ 8,233    $ 7,754    $ 7,706
Interest expense                              4,896       4,720      4,584      4,122      4,155       4,042      3,805      3,790
                                            -------     -------    -------    -------    -------     -------    -------    -------
  Net interest and
     dividend income                          4,504       4,514      4,374      4,203      4,461       4,191      3,949      3,916
Provision for loan losses                      (328)       (181)      (132)      (109)      (180)        (50)       (35)        --
Non-interest income                             823         662        620        616        712         719        702        706
Non-interest expense                         (3,186)     (2,989)    (3,046)    (3,005)    (2,915)     (3,158)    (3,116)    (3,144)
                                            -------     -------    -------    -------    -------     -------    -------    -------
Income before income taxes                    1,813       2,006      1,816      1,705      2,078       1,702      1,500      1,478
Income tax expense                              385         768        669        658        831         658        563        569
                                            -------     -------    -------    -------    -------     -------    -------    -------
Net income                                  $ 1,428     $ 1,238    $ 1,147    $ 1,047    $ 1,247     $ 1,044    $   937    $   909
                                            =======     =======    =======    =======    =======     =======    =======    =======

Basic earnings per share                      $0.74     $  0.65    $  0.60    $  0.55    $  0.66     $  0.55    $  0.50    $  0.49
                                            =======     =======    =======    =======    =======     =======    =======    =======
Diluted earnings per share                    $0.71     $  0.62    $  0.58    $  0.53    $  0.63     $  0.54    $  0.48    $  0.47
                                            =======     =======    =======    =======    =======     =======    =======    =======

                  Notes to Consolidated Financial Statements

(17) Subsequent Events

     On February 2, 1998, the Company and the Bank entered into a definitive agreement under which Compass Bank of New Bedford, Massachusetts will acquire Sandwich Bancorp, Inc. Prior to the Company's consideration and approval of its definitive agreement with Compass Bank, the Company had contacted and received expressions of interest from three other parties who had expressed an interest in an acquisition of the Company.

     On February 24, 1998, the Company announced that its Board of Directors, consistent with the exercise of its fiduciary duties, determined that it was appropriate to request additional information and clarification of the renewed expressions of interest that it had received from three other parties subsequent to February 2.

     Following a comprehensive review of the other expressions of interests for the Company, the Company and Compass Bank jointly announced on March 23, 1998, that they have signed an amendment to their previously announced agreement of February 2, 1998 (the "Amended Agreement") by which Compass Bank would acquire Sandwich Bancorp, Inc. Under the terms of the Amended Agreement, Compass Bank's parent company, The 1855 Bancorp will convert to a 100% publicly owned stock holding company and thereafter issue stock having a value of $64.00 per share to Sandwich Bancorp shareholders in a tax-free exchange of common stock. The value to be received by Sandwich Bancorp shareholders is subject to adjustment pursuant to a formula based on the value of the stock of The 1855 Bancorp near the transaction date. Based on 1855 Bancorp's assumed initial public offering price of $10.00 per share, each Sandwich Bancorp share will be exchanged for 1855 Bancorp stock having a value of $64.00 per share so long as 1855 Bancorp stock trades at an average price of between $10.00 and $13.50 per share during a designated trading period following the initial public offering date. If this average price exceeds $13.50 per share, the value to be received by Sandwich Bancorp shareholders will increase proportionately up to a maximum value of $71.11 until 1855 Bancorp's average price reaches or exceeds $15.00 per share. If this average price is equal to or less than $10.00 per share, Sandwich Bancorp shares will be exchanged for 6.4 shares of 1855 Bancorp stock.

     Sandwich Bancorp and The 1855 Bancorp also entered into a Stock Option Agreement, granting to The 1855 Bancorp an option to acquire up to 19.9% of Sandwich common stock under certain circumstances. The transaction, which is subject to all necessary regulatory and shareholder approvals, is expected to close in the fourth quarter of 1998.

Sandwich Bancorp, Inc.

Directors

Leon Davidson
Chairman of the Board
Retired Owner & President
Kobrin & Davidson Furniture Co.

Howard P. Crowell
Owner
Crow Farm

John J. Doran
President
Citizens Medical Corporation

Bradford N. Eames
Owner and President
Eames Insurance Agency

Mary F. Hebditch
Certified Public Accountant

George L. Jackson
Retired Owner and President
Jackson Plumbing & Heating

Richard S. Holway
Retired Sr. Vice President
Loomis Sayles & Company

Barry H. Johnson
Administrative Assistant to
Barnstable County Sheriff

Frederic D. Legate
President & Chief Executive Officer
Sandwich Bancorp, Inc. and
Sandwich Co-operative Bank

Reale J. Lemieux
Owner
Bay Beach Bed & Breakfast

David O. MacKinnon
Retired Superintendent
Wareham Public Schools

Gary A. Nickerson
Attorney at Law

George B. Rockwell
Retired Vice President
Arthur D. Little, Inc.


Honorary Directors

William Bryden

John S. Jillson

Camilla E. Nevius

John A. Ohman

George Sutton

Sandwich Bancorp, Inc.

Officers

Frederic D. Legate
President & Chief Executive Officer

Dana S. Briggs
Senior Vice President & Secretary

George L. Larson
Senior Vice President & Treasurer

David A. Parsons
Senior Vice President


Sandwich Co-operative Bank

Senior Officers

Frederic D. Legate
President & Chief Executive Officer

Dana S. Briggs
Senior Vice President, Senior
  Retail/Operations Officer & Clerk

George L. Larson
Senior Vice President, Chief
  Financial Officer & Treasurer

David A. Parsons
Senior Vice President &
  Senior Loan Officer

Administration

Susan A. Montie
Vice President &
  Director of Human Resources

Frederick W. Underhill, Jr.
Vice President &
  Auditor/Compliance Officer

Finance

Michele J. Lino
Assistant Vice President &
  Accounting Manager

Deborah S. Fitzpatrick
Assistant Treasurer &
  Financial Analysis Manager

Lending

Mary Ann Ahonen
Vice President &
  Commercial Loan Officer

John R. Callahan
Vice President &
  Commercial Loan Officer

G. Stephen Cody
Vice President &
  Senior Commercial Loan Officer

Jean M. Gilbert
Vice President & Senior Residential
  Mortgage Officer

David B. Rowlings
Vice President &
  Commercial Loan Officer

William P. Brazil
Assistant Vice President &
  Commercial Loan Officer

Karen E. Dawson
Assistant Vice President &
  Commercial Loan Officer

Carol C. Elloian
Assistant Vice President &
  Credit Officer

Diane K. Johnson
Assistant Vice President &
  Loan Operations Officer

Gregory N. Anderson
Assistant Treasurer &
  Collections Manager

Barbara G. Meehan
Assistant Treasurer &
  Lending Support Analyst

Thomas Russett
Assistant Treasurer &
  Mortgage Origination Manager

Retail/Operations

Robert H. Delaive
Vice President &
  Director of Information Systems

Daniel K. Trout
Vice President &
  Main Office Manager

Glenn Van Wickle
Vice President &
  Branch Coordinator

Adelaide M. Drolette
Assistant Vice President &
  Falmouth Manager

James M. Galavotti
Assistant Vice President &
  Wareham Manager

Ellen T. Holmes
Assistant Vice President &
  Operations Officer

Lisa L. Block
Assistant Vice President &
  Orleans Manager

Linda L. Mancovsky
Assistant Vice President &
  Pocasset Manager

Joseph W. Mitchell, Jr.
Assistant Vice President &
  Director of Marketing & Sales

Marc J. Oliva
Assistant Vice President &
  Buzzards Bay Manager

Pamela K. Rideout
Assistant Vice President &
  South Yarmouth Manager

Janet T. Crowell
Assistant Treasurer &
  Chatham Manager

Jeanne E. Lemire
Assistant Treasurer &
  Cedarville Manager

Ruth A. Ouellette
Assistant Treasurer &
  Hyannis Manager

Glenn R. Sherman
Assistant Treasurer &
  South Sandwich Manager

Common Stock Information

The Company's common stock is traded over-the-counter on the NASDAQ National Market System under the symbol SWCB. Stock prices are generally shown in the NASDAQ National market section of major daily newspapers with the listing SAND BCP or similar abbreviations.

  High and low trading prices of the Company's common stock for each quarter of 1997 and 1996 are shown below, along with the dividend declared:

                        1997                                   1996
                      ---------                              ---------
            October-    July-    April-  January-  October-    July-    April-  January-
            December  September   June    March    December  September   June    March
            --------  ---------  ------  --------  --------  ---------  ------  --------
High          $45 1/4    $39 3/4 $32       $34 3/4   $31 1/4   $23 1/4  $21 1/8   $21 1/2
Low            33 3/4     30 1/4  26 1/2    28        21 3/4    19 1/2   18 3/4    17
Dividend      $ 0.35     $ 0.30  $ 0.30    $ 0.30    $ 0.30     $ 0.25  $ 0.25    $ 0.25

As of December 31, 1997, the number of shareholders of record was approximately 900.

Independent Auditors
KPMG Peat Marwick LLP
99 High Street
Boston, MA 02110

Special Counsel
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, DC 20036

Transfer Agent
Stock certificate changes or changes of address should be directed to:

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Investor Information
In addition to this annual report, Sandwich Bancorp, Inc. will send a copy of its annual report on
Form 10-K to stockholders and other interested parties upon written request without charge. Requests should be addressed to:

Investor Relations
Sandwich Bancorp, Inc.
P. O. Box 959
Sandwich, MA 02563

Analysts, stockholders and investors interested in additional information may contact Dana S. Briggs,
Senior Vice President, at the address above.

Recent company news releases and financial information are available on the internet at www.sandwichbank.com.

Annual Meeting
The Annual Meeting of Stockholders will be held at The Ridge Club, Country Club Road, South Sandwich, Massachusetts on Wednesday, June 3, 1998 at 10:00 a.m.

Directions: From the Sagamore Bridge follow Route 6 East to Exit 4. Take right off exit and proceed just over 2 miles to first stop sign. Take left and proceed 100 yards; The Ridge Club is on your right.

                            Sandwich Bancorp, Inc.
                               Corporate Offices
                             100 Old Kings Highway
                                 P. O. Box 959
                               Sandwich, MA 02563
                                 (508) 888-0026

                          Ssandwich Co-operative Bank
                                Banking Offices
                              108 Cohasset Avenue
                                  Buzzards Bay

                                 2277 Route 3A
                                   Cedarville

                                895 Main Street
                                    Chatham

                               310 Gifford Street
                                    Falmouth

                          North Street & Bassett Lane
                                    Hyannis

                                 51 Main Street
                                    Orleans

                            30 Barlows Landing Road
                                    Pocasset

                             100 Old Kings Highway
                                    Sandwich

                                331 Cotuit Road
                                 South Sandwich

                                 1029 Route 28
                                 South Yarmouth

                                261 Main Street
                                    Wareham

                                  Loan Office
                              14 Main Street Ext.
                                    Plymouth

                                  Subsidiaries
                            The Sextant Corporation

                        Sandwich Securities Corporation

                         Sextant Securities Corporation


                 [LOGO OF SANDWICH BANCORP, INC. APPEARS HERE]
                             www.sandwichbank.com